Exhibit 10.1

Execution Version

Published CUSIP Numbers

Deal: 01167TAA1

Revolver: 01167TAB9

Term Loan: 01167TAC7

Credit Agreement

among

Alaska Management, Inc., as Holdings,

Alaska Communications Systems Group, Inc., as the Borrower,

the Guarantors from time to time party hereto,

the Lenders from time to time party hereto,

Bank of America, N.A.,

as Administrative Agent, an L/C Issuer and Swing Line Lender,

and

Fifth Third Bank, National Association,

as an L/C Issuer

Dated as of August 29, 2024

BofA Securities, Inc.,

Fifth Third Bank, National Association,

BMO Bank NA,

The Huntington Bank National Association, and

MUFG Bank, Ltd.,

as Joint Lead Arrangers

BofA Securities, Inc.,

Fifth Third Bank, National Association, and

MUFG Union Bank, N.A.,

as Joint Bookrunners

Fifth Third Bank, National Association, and

MUFG Bank, Ltd.,

as Co-Syndication Agents

BMO Bank NA,

The Huntington Bank National Association, and

CoBank ACB,

as Co-Documentation Agents

Table of Contents

i

ii

iii

iv

Exhibits

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Loan Notice
Exhibit C	—	Swing Loan Notice
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Letter of Credit Report
Exhibit I	—	Notice of Loan Prepayment

Schedules

Schedule 1	—	Commitments
Schedule 2.03(j)	—	Existing Letters of Credit
Schedule 5.10	—	Subsidiaries
Schedule 5.26	—	USAC Compliance
Schedule 5.27	—	FCC and PUC Authorizations
Schedule 7.1	—	Existing Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments
Schedule 11.8	—	Notices

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CREDIT AGREEMENT

This Credit Agreement is entered into as of August 29, 2024 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, this “Agreement”), by and among Alaska Management, Inc., a Delaware corporation (“Holdings”), Alaska Communications Systems Group, Inc., a Delaware corporation (“Alaska Communications Systems Group”), as the Borrower, certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the various institutions from time to time party hereto, as Lenders, Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender and Fifth Third Bank, National Association, as an L/C Issuer.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the premises, provisions, covenants and mutual agreements set forth in this Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1     Definitions; Interpretation

Section 1.1          Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or any Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division, business unit or product line of a Person, (b) the acquisition of in excess of 50.0% of the Equity Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger, consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Additional Guarantor Supplement” means an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Borrower and the Administrative Agent.

“Administrative Agent” means Bank of America (or any domestic or foreign branch, office or affiliate), as contractual representative for itself and the other Lenders and any successor pursuant to Section 10.7.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.8, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10.0% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10.0% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate L/C Sublimit” means $25,000,000, as reduced pursuant to the terms hereof.

“Agreement” is defined in the introductory paragraph hereto.

“Alaska Communications Systems Group” is defined in the introductory paragraph of this Agreement.

“Anchor Tenant Pro Forma Contracts” means all customer contracts for fiber builds, customer contracts for CRAN builds or other types of customer contracts that are (x) signed during any period and (y) reasonably expected to commence generating revenue within twenty four (24) months of such date of determination.

“Anchor Tenant Fiber Contract Adjustment” means an amount to be added to Consolidated EBITDA for any period equal to (i) the revenue that would have been earned on all Anchor Tenant Pro Forma Contracts as if such contracts had been entered into on the first (1st) day of such period, in each case, net of any revenues actually earned and included in Consolidated EBITDA from any such Anchor Tenant Pro Forma Contract during the applicable period and (ii) similar amounts that are expected to commence within twenty four (24) months of such date from contracted grant-funded fiber builds adjusting for the full-year impact of existing subscribership in fiber-to-the-home.

“Applicable Margin” means, from the Closing Date until the first Pricing Date (as defined below), the rates per annum applicable to Term SOFR Loans, Base Rate Loans, Reimbursement Obligations, L/C Participation Fees or the Commitment Fees shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum applicable to Term SOFR Loans, Base Rate Loans, Reimbursement Obligations, L/C Participation Fees or the Commitment Fees determined in accordance with the following schedule:

Tier/Level	Consolidated Total Net Leverage Ratio	Applicable Margin for Term SOFR Loans and L/C Participation Fees	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for Commitment Fees
I	Greater than 4.00:1.00	4.50%	3.50%	0.40%
II	Less than or equal to 4.00:100 but greater than 3.25:1.00	4.00%	3.00%	0.35%
III	Less than or equal to 3.25:100 but greater than 2.50:1.00	3.50%	2.50%	0.30%
IV	Less than or equal to 2.50:1.00	3.00%	2.00%	0.250%

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For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Holdings ending on or after December 31, 2024, the date on which the Administrative Agent is in receipt of Holdings’ most recent financial statements (and, in the case of the year-end financial statements, audit report) and compliance certificate for the fiscal quarter then ended, pursuant to Section 6.1. The Applicable Margin shall be established based on the Consolidated Total Net Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Holdings has not delivered its financial statements and compliance certificate by the date such financial statements (and, in the case of the year-end financial statements, audit report) and compliance certificate are required to be delivered under Section 6.1, at the request of the Required Lenders, until such financial statements and audit report, as applicable, and compliance certificate are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level I above). If Holdings subsequently delivers such financial statements and compliance certificate before the next Pricing Date, the Applicable Margin established by such late delivered financial statements and compliance certificate shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements and compliance certificate shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent manifest error. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of Holdings and its Subsidiaries or for any reason, the Administrative Agent reasonably determines that (a) the Consolidated Total Net Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in a higher Applicable Margin for any period than the Applicable Margin applied for such period, then the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Borrower and the Administrative Agent, in their reasonable discretion.

“ATN” means ATN International, Inc., a Delaware corporation.

“Audited Historical Financial Statements” means the audited consolidated balance sheet of Alaska Communications Systems Group and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year.

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“Authorized Officer” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 or on any update of any such list provided by the Borrower to the Administrative Agent from time to time, or any further or different officers of the Borrower so named by any Authorized Officer of the Borrower in a written notice to the Administrative Agent.

“Auto-Extension Letter of Credit” is defined in Section 2.3(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Liability” means any and all of the obligations of any Loan Party or any Subsidiary thereof with respect to Bank Products to a Bank Product Provider, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor).

“Bank Product Provider” means any Person that (a) is the Administrative Agent, any of the Lenders or any Affiliates thereof, or (b) who was a party to a Bank Products Agreement at the time such Person became the Administrative Agent, a Lender or an Affiliate thereof.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party or any Subsidiary thereof: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Agreement” means any agreement governing Bank Product Liabilities.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereinafter in effect and any successors to such statutes or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c)  Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 9.3 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

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“Base Rate Loan” means a Loan in Dollars bearing interest based on the Base Rate.

“Beneficial Ownership Certification” is defined in Section 3.2(k).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Alaska Communications Systems Group.

“Borrower Materials” is defined in Section 6.1.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Term SOFR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a). Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.15.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“CAF II Buildout Obligations” means the service obligations of Alaska Communications Systems Group as set forth in its Connect America Fund Phase II deployment plan as approved by the Wireline Competition Bureau of the FCC in Release No. DA 20-395 (April 9, 2020).

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations (as the context may require), cash or deposit account balances or, if the applicable L/C Issuers benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuers.

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“Cash Equivalents” means any of the following types of Investments:

(a)            Dollars;

(b)            Local currencies held by any Loan Party or any Subsidiary from time to time in the ordinary course of business and not for speculation;

(c)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(d)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System (with respect to such commercial banks organized under the laws of the United States), (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than three hundred sixty (360) days from the date of acquisition thereof;

(e)            commercial paper issued by any Person organized under the laws of any state of the United States or the District of Columbia and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition thereof; and

(f)            Investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

In the case of any Loan Party or any Subsidiary organized in a jurisdiction outside of the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (c) through (f) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (c) through (f) and in this paragraph.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

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“CFC Holdco” means any Domestic Subsidiary (other than, for the avoidance of doubt, the Borrower) all or substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            any Person (together with its Affiliates), at any time, shall own or control, directly or indirectly, a greater percentage on a fully diluted basis of the voting Equity Interests of Holdings than the percentage of the voting Equity Interests of Holdings owned and controlled, directly or indirectly, by the Permitted Holders at such time; or

(b)            any Person (other than a Permitted Holder) or two or more Persons acting in concert (other than one or more Permitted Holders) shall have acquired beneficial ownership, directly or indirectly, of the Equity Interests of Holdings (or other securities convertible to such Equity Interests) representing 50% or more of the aggregate ordinary voting power and economic interests represented by the issued and ordinary Equity Interests of Holdings; or

(c)            Holdings ceases to own and control, directly, 100% of the Equity Interests of the Borrower.

“Closing Date” means the date of this Agreement.

“Closing Date Refinancing” means the repayment of all existing third-party debt for borrowed money of the Borrower and its Subsidiaries under that certain Credit Agreement, dated as of July 22, 2021, by and among Alaska Communications Systems Group, as the borrower, Holdings and certain of its direct and indirect Subsidiaries, as guarantors, Fifth Third Bank, as administrative agent, and the lenders party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, and the release or termination of all liens and guarantees thereunder.

“Closing Date Transaction Costs” has the meaning set forth in the definition of “Closing Date Transactions”.

“Closing Date Transactions” means, collectively, the following transactions, each occurring on the Closing Date: (A) the entering into the Loan Documents and the initial Credit Event hereunder, (B) the consummation of the Closing Date Refinancing, and (C) the payment of all fees, premiums, commissions, expenses and other transaction costs (collectively, the “Closing Date Transaction Costs”) incurred in connection with the foregoing.

“CME” means CME Group Benchmark Administration Limited.

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“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Equities” means any of the Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of the Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, the Borrower’s patronage loan from CoBank (or its Affiliate), and the proceeds of any of the foregoing.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations issued thereunder.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents, excluding the Excluded Property.

“Collateral Account” is defined in Section 4.5(a).

“Collateral Documents” means the Security Agreement and all other security agreements, pledge agreements and other agreements pursuant to which Liens are granted to the Administrative Agent by the Loan Parties to secure the Secured Obligations. For the avoidance of doubt, the term “Collateral Documents” shall not include any Hedge Agreements or Bank Products Agreements.

“Commitment Fee” is defined in Section 2.12(a).

“Commitments” means the Revolving Credit Commitments (which includes the Aggregate L/C Sublimit and the Swing Line Sublimit), the Term Loan Commitments and the commitments in respect of any Incremental Facility, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Communications Laws” means the Communications Act of 1934, the FCC Rules, and the relevant state Laws governing the telecommunications industry (including any regulations promulgated by a PUC) as are applicable to the PUC Authorizations.

“Compliance Certificate” means a certificate of the chief financial officer or other financial or accounting officer of the Borrower substantially in the form of Exhibit E attached hereto.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative, or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of any such applicable rate(s) or to permit the use and administration thereof by the Administrative Agent in an operationally feasible manner and, in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) of Holdings and its Subsidiaries on a consolidated basis, for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of Holdings and its Subsidiaries in accordance with GAAP. For purposes of this definition, the term “Consolidated Capital Expenditures” shall not include, without duplication, any expenditures (a) made or assumed in connection with a Permitted Acquisition (and, for the avoidance of doubt, the purchase price of any Permitted Acquisition shall not be included in the term “Consolidated Capital Expenditure”), (b) to the extent such Loan Party or applicable Subsidiary is reimbursed in cash by a third party, (c) to the extent that they are actually paid for by any Person other than a Loan Party or any of its Subsidiaries and for which no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) or (d) expenditures which are financed or funded with the Net Cash Proceeds of any Disposition or Event of Loss reinvested as permitted pursuant to Section 2.8(b).

“Consolidated Current Assets” means, as of any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (a) appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, (b) cash and Cash Equivalents and (c) amounts related to current or deferred taxes, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Closing Date Transactions or any consummated acquisition permitted hereunder.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of any long-term Indebtedness unless due within one (1) year, (b) the current portion of interest, (c) current or deferred tax liabilities, (d) Revolving Loans, Swing Loans and Letters of Credit unless due within one (1) year, (e) the current portion of any Capitalized Lease Obligation, and (f) the amount of earn-outs not required to be paid within one year after such date and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Closing Date Transactions or any consummated acquisition.

“Consolidated EBITDA” means, with reference to any period for Holdings and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus, without duplication,

(a)            to the extent deducted in arriving at Consolidated Net Income for such period (except with respect to clauses (xii), (xiv) and (xxiii) below), the sum of the following:

(i)             Consolidated Interest Expense;

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(ii)            provision for taxes based on income, profits, revenue or capital, including federal, state, local and foreign income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations);

(iii)           depreciation and amortization expense (including amortization of goodwill, software and other intangible assets and non-cash amortization of debt discount or deferred financing costs);

(iv)           (A) all non-cash items, write-downs, charges, losses or expenses, including (x) purchase accounting adjustments under ASC 805 (including with respect to earn-outs) and any adjustments resulting from the application of ASC 606), (y) non-cash translation loss and non-cash expense relating to the vesting of warrants, and (z) costs and expenses relating to any non-cash equity based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, but excluding (1) any such non-cash items, write-downs, charges, losses or expenses to the extent there is a reasonable expectation that there will be cash charges with respect to such items, write-downs, charges, losses and expenses in a future accounting period, and (2) write-offs of current assets and (B) any cash costs or expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of Holdings or any of its subsidiaries for such period, to the extent that such costs or expenses are funded with Net Cash Proceeds from the issuance of Equity Interests of, or a contribution to the capital of, Holdings as cash common equity and/or Qualified Equity Interests;

(v)            losses from any sale, disposal or impairment of property, equipment and other long-term assets, including goodwill, intangibles and spectrum, in each case excluding losses from the sale of inventory or equipment in the ordinary course of business;

(vi)           fees, costs, accruals, expenses or charges (including rationalization, legal, tax, structuring and other costs and expenses) relating to the Closing Date Transactions incurred or accrued on or prior to the Closing Date or following the Closing Date but on or prior to the end of the second full fiscal quarter after the Closing Date; provided that the aggregate amount added back to Consolidated EBITDA under this clause (vi) shall not exceed $7,500,000 in the aggregate;

(vii)          any fees, costs, accruals, expenses or charges (including rationalization, legal, tax, structuring, banking and other costs and expenses) related to (A) any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests, (B) any Investment, Acquisition (including any litigation relating to purchase price adjustments, escrows and/or any sort of deferred purchase price including earnouts), Disposition, dividend, recapitalization, or Restricted Payment, and (C) any consolidation, restructuring, repayment (including, any unamortized fees, costs and expenses paid in cash in connection with such repayment), amendment, negotiation, modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness (including, without limitation, letter of credit fees) or any refinancing of such Indebtedness; in each case, whether or not consummated, successful or permitted under this Agreement and including (w) lease renegotiation or lease breakage costs, (x) non-operating or non-recurring professional fees, costs and expenses related thereto, (y) deferred commission or similar payments, and (z) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness;

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(viii)          [reserved];

(ix)            any fees, premiums, penalty payments, costs or expenses incurred in connection with the administration of this Agreement and the other Loan Documents and paid or reimbursed to the Administrative Agent or any of the Lenders or other third parties paid or engaged by the Administrative Agent or any of the Lenders or paid by any of the Loan Parties;

(x)             cash or non-cash extraordinary (as defined in accordance with GAAP prior to the effectiveness of FASB ASU 2015-1) or non-recurring losses, expenses and charges for such period (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders);

(xi)            [reserved];

(xii)           the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to Permitted Acquisitions and other similar Investments, Dispositions and other similar transactions, restructurings, operating improvements, cost savings initiatives and other similar transactions and initiatives that are reasonably identifiable, factually supportable and projected by such person in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such person) within 24 months after such Permitted Acquisition or other similar Investment, Disposition or other similar transaction, restructuring, operating improvement, cost savings initiative or other similar transaction or initiative (which will be added to Consolidated EBITDA as so projected until finally realized and calculated on a Pro Forma Basis as though such expected cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period);

(xiii)          (A) restructuring charges, including any integration charges, retention, recruiting, relocation and signing bonuses and expenses, business optimization charges and expenses, charges or expenses in respect of stock options and other equity-based compensation expenses or incentive plans (including, in each case, payments made with respect to curtailments or modifications to pension and post-retirement employee benefit plans (including, without limitation, any payroll or employment taxes)), deferred commission or similar payments, cash stay bonuses paid to employees, severance costs, curtailments or modifications to pension and post-retirement employee benefits, new systems design and implementation costs and carve-out related items, including, without limitation, any one-time expense relating to enhanced accounting function and compliance with current and future Accounting Standards Codification (including the implementation of ASC 606) or other transaction costs, including those associated with becoming a standalone entity or a public company and (B) any losses from discontinued operations;

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(xiv)         any adjustments (including pro forma adjustments) of the type set forth in any quality of earnings or other type of report prepared by a nationally or regionally recognized independent accounting firm or any other accounting firm reasonably acceptable to the Administrative Agent that is obtained in connection with any Permitted Acquisition or other Investment permitted hereunder;

(xv)          any loss (whether cash or non-cash) resulting from the early retirement, termination, extinguishment or cancellation of Indebtedness;

(xvi)         unrealized losses from Hedge Agreements and other derivatives instruments that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(xvii)         any expenses and charges that are reimbursed by insurance, indemnification or other type of reimbursement agreement or arrangement, or so long as the Borrower reasonably expects that such amount will in fact be indemnified or reimbursed within three hundred sixty five (365) days of the date of such charge or payment (and such amount is in fact reimbursed within three hundred sixty five (365) days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such three hundred sixty five (365) days)), by any third party other than Holdings, the Borrower or any of its Subsidiaries;

(xviii)        (A) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to ATN or any of its Affiliates to the extent permitted under Section 7.6(f)(i), and (B) independent director or community board member costs, fees (including reasonable consulting fees), reasonable and documented expenses, reimbursements and indemnification payments;

(xix)          non-recurring expenses relating to the adoption and implementation of new standards and systems;

(xx)           upfront payments to customers for contract termination and related costs resulting from the migration of their business to the Borrower and its Subsidiaries;

(xxi)          payments made in respect of earnouts and other contingent acquisition consideration (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case, in connection with a Permitted Acquisition or permitted Investment;

(xxii)         losses or discounts on sales of receivables in connection with securitization or factoring programs; and

(xxiii)        the Anchor Tenant Fiber Contract Adjustment; provided that the aggregate amount added back to Consolidated EBITDA under this clause (xxiii) during such period shall not exceed the greater of (i) $20,000,000 and (ii) 20.00% of Consolidated EBITDA for the period of four fiscal quarters ending on such calculation date (as calculated prior to giving effect to such addbacks but after giving effect to all other addbacks) in any LTM Period; minus

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(b)            the sum of all amounts added in arriving at Consolidated Net Income for such period amount in respect of:

(i)             without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income, non-cash gains (excluding any such non-cash gains to the extent there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods);

(ii)            income and gains from any sale, disposal or impairment of property, equipment and other long-term assets, including goodwill, intangibles and spectrum, other than sales of inventory and equipment in the ordinary course of business;

(iii)           cash extraordinary (as defined in accordance with GAAP prior to the effectiveness of FASB ASU 2015-1) or non-recurring gains;

(iv)           any gains from the early retirement, termination, extinguishment or cancellation of Indebtedness;

(v)            any net gains from discontinued operations; and

(vi)           net unrealized gains in the fair market value of any Hedge Agreement or other derivatives instrument that requires similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

provided, that the aggregate amount added back to Consolidated EBITDA pursuant to clauses (a)(vii), (a)(x), (a)(xii) and (a)(xiii) above shall not exceed thirty percent (30.0%) of Consolidated EBITDA for the period of four fiscal quarters ending on such calculation date (as calculated prior to giving effect to such addbacks but after giving effect to all other addbacks (other than clause (a)(xxiii) above).

For the purposes of calculating Consolidated EBITDA for any relevant four fiscal quarter period, notwithstanding the foregoing, but subject, without any duplication, to any adjustments in connection with a Specified Transaction in accordance with the definition of Pro Forma Basis, (x) Consolidated EBITDA for the most recent four (4) fiscal quarters ending prior to the Closing Date will be deemed to be as set forth below (the “Stipulated EBITDA”):

Fiscal Quarter Ended	Consolidated EBITDA for such Fiscal Quarter
September 30, 2023	$28,055,248
December 31, 2023	$26,477,107
March 31, 2024	$21,130,592
June 30, 2024	$21,092,303

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the most recently ended LTM Period minus (ii) Consolidated Unfinanced Maintenance Capital Expenditures made in cash for the most recently ended LTM Period to (b) Consolidated Fixed Charges for the most recently ended LTM Period.

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“Consolidated Fixed Charges” means, with reference to any period for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) all scheduled payments of principal on Indebtedness made during such period (determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during such period), plus (b) the cash portion of any Consolidated Interest Expense for such period, plus (c) federal, state, and local income taxes paid in cash for the most recently ended LTM Period plus (d) Restricted Payments (other than Restricted Payments paid pursuant to Section 7.5(a)) made in cash for the most recently ended LTM Period with Internally Generated Funds; provided that Consolidated Fixed Charges for the most recent four (4) fiscal quarters ending prior to the Closing Date will be deemed to be as set forth below (the “Stipulated Fixed Charges”):

Fiscal Quarter Ended	Consolidated Fixed Charges for such Fiscal Quarter
September 30, 2023	$6,443,348
December 31, 2023	$8,101,911
March 31, 2024	$7,985,339
June 30, 2024	$12,847,389

“Consolidated Growth Capital Expenditures” means Consolidated Capital Expenditures incurred by Holdings or its Subsidiaries that are undertaken to expand their business.

“Consolidated Interest Expense” means, with reference to any period for Holdings and its Subsidiaries on a consolidated basis, the total consolidated interest expense of Holdings and its Subsidiaries for such period determined in accordance with GAAP, plus the sum of (a) all imputed interest charges with respect to Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of hedging agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Subsidiaries with respect to such period, (b) all amortization of debt issuance costs, debt discount or premium and other financing fees, expenses discounts, charges and commissions for such period (including all fees, expenses, discounts, charges and commissions incurred in connection with the Credits), and (c) the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries for such period.

“Consolidated Maintenance Capital Expenditures” means Consolidated Capital Expenditures other than Consolidated Growth Capital Expenditures.

“Consolidated Net Income” means, with reference to any period for Holdings and its Subsidiaries on a consolidated basis, the net income (or net loss) for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Consolidated Net Income (a) the net income (or net loss) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an Equity Interest in, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries during such period, and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Law applicable to such Subsidiary.

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“Consolidated Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of all Indebtedness under clauses (a), (b), (e) and (f) (and in the case of clause (f), solely to the extent drawn or funded and not reimbursed within two (2) Business Days) of the definition of “Indebtedness” and Guarantees in respect of Indebtedness referred to in clauses (a), (b), (e) and (f) of the definition of Indebtedness, in each case, of Holdings and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Consolidated Total Funded Debt of Holdings and its Subsidiaries as of such date net of Unrestricted Cash as of such date subject to a first priority lien in favor of the Administrative Agent in an aggregate amount not to exceed $25,000,000 to (b) Consolidated EBITDA for the most recently ended LTM Period.

“Consolidated Unfinanced Capital Expenditures” means, for any period, Consolidated Capital Expenditures made during such period with Internally Generated Funds.

“Consolidated Unfinanced Maintenance Capital Expenditures” means, for any period, Consolidated Maintenance Capital Expenditures made during such period with Internally Generated Funds.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Controlled Group” means all trades or businesses (whether or not incorporated) which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(b), (c), (m), and (o) of the Code.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Covered Party” is defined in Section 11.25.

“COVID-19” means the novel coronavirus disease (COVID-19).

“Credit” means any of the Revolving Credit and the Term Credit.

“Credit Event” means the advancing of any Loan (but excluding an advance of a Loan made for the purpose of repaying Swing Loans or paying unpaid Reimbursement Obligations), or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Cure Amount” is defined in Section 8.4(a).

“Cure Right” is defined in Section 8.4(a).

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“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Damages” means all damages, including punitive damages, liabilities, reasonable and documented out-of-pocket costs and expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, and reasonable and documented out-of-pocket removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, arrangement, dissolution, winding up or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 9.6(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been or cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.6(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers and each other Lender promptly following such determination.

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“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions Program.

“Designated LC Lender” is defined in the definition of “Designated Letters of Credit.”

“Designated Letters of Credit” means a Designated Letter of Credit Facility Agreement and any letter of credit issued thereunder by a Lender or any Affiliate of a Lender, or a Person that upon the effective date of such letter of credit was a Lender or an Affiliate of such Lender (each a “Designated LC Lender”) for the benefit of the Borrower or any of the Subsidiaries.

“Designated Letter of Credit Facility Agreement” means any bilateral letter of credit facility agreement entered into by a Designated LC Lender and the Borrower or any of its Subsidiaries, for the issuance of Designated Letters of Credit, as may be amended, restated, refinanced or replaced from time to time.

“Designated Letter of Credit Liabilities” means any and all of the obligations of any Loan Party or any Subsidiary thereof with respect to Designated Letters of Credit and Designated Letter of Credit Facility Agreements, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor).

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 7.3 (other than Section 7.3(g) or Section 7.3(s)).

“Disproportionate Advance” is defined in Section 2.5(e).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and cash collateralization of all other Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the Term Loan Maturity Date or the Revolving Credit Termination Date; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or asset sale or similar event shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments (or any refinancing thereof); provided, further, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability (subject to permissibility under this Agreement).

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“Disqualified Lender” means, as of any date, the (i) competitors of the Borrower and its Subsidiaries identified in writing by the Borrower or Holdings from time to time to the Administrative Agent (without a limit on the number of such competitors to be identified), (ii) banks, financial institutions and other persons separately identified by name in writing by the Borrower or Holdings in writing on or prior to the Closing Date to the Administrative Agent and (iii) any affiliates thereof that meet the requirements of clauses (i) and (ii) above and are either reasonably identifiable as such on the basis of their name or are identified as such in writing by the Borrower or Holdings to the Administrative Agent on or after the Closing Date and at least two (2) Business Days prior to such date, other than bona fide debt funds (except with respect to bona fide debt funds that are excluded pursuant to clause (ii) of this definition); provided that (i) any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder and (ii) “Disqualified Lender” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent and the Lenders from time to time; provided, further, that a competitor or an affiliate thereof shall not include any bona fide debt fund or other institution that is solely engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or affiliate of a competitor (a) makes investment decisions or (b) has access to non-public information relating to Holdings or its Subsidiaries.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” is defined in Section 11.9(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Effective Yield” means, as to any tranche of Indebtedness, the effective yield on such tranche of Indebtedness, in each case as reasonably determined by the Borrower, taking into account the applicable interest rate margins, interest rate benchmark floors and all up-front fees or original issue discount (amortized over four years following the date of incurrence thereof (e.g., 25 basis points of interest rate margin equals 100 basis points in up-front fees or original issue discount) or, if shorter, the remaining life to maturity) payable generally to lenders making such tranche of Indebtedness, but excluding any arrangement, structuring, underwriting, ticking, commitment, amendment, consent or other fees payable in connection therewith, and in any event amendment fees shall be excluded; provided, that, if the Indebtedness to be incurred includes an interest rate floor greater than the applicable interest rate floor under the existing Indebtedness with respect to which Effective Yield is being calculated, such differential between the interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an actual increase to the interest rate margin under such existing Indebtedness shall be required, but only to the extent an increase in the interest rate floor in such existing Indebtedness would cause an increase in the interest rate then in effect hereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to such existing Indebtedness shall be increased to the extent of such differential between interest rate floors.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), 11.9(b)(v) and 11.9(b)(vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)). For the avoidance of doubt, any Disqualified Lender is subject to Section 11.9(g).

“Environmental Claim” means any investigation, notice of violation, demand, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to or in connection with: (a) an actual or alleged violation of any Environmental Law, (b) the Release of any Hazardous Material, (c) any actual or threatened abatement, removal, investigation, remediation or corrective or response action required by Environmental Laws or any Governmental Authority, or (d) any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Law” means any applicable Law pertaining to (a) the protection, conservation, use or management of the environment, human health and safety as related to Hazardous Materials, natural resources and wildlife, (b) the protection or use of surface water or groundwater, (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, investigation, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (d) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Event” means (a) a reportable event as described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been waived under applicable regulations) with respect to a Plan; (b) the withdrawal of the Loan Party or any member of its Controlled Group from a Multiemployer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan; (d) the filing of a notice of insolvency or termination (or the treatment of a plan amendment as a termination) under Section 4041 or 4041A of ERISA; (e) the termination of a Plan or the filing of a notice to terminate a Plan under Section 4041(c) of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the determination that any Plan is considered an “at-risk plan” pursuant to Section 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any member of its Controlled Group; or (j) a failure by the Loan Party or any member of its Controlled Group to meet all applicable requirements regarding minimum required contributions set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, whether or not waived, or the failure by the Loan Party or any member of its Controlled Group to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any) equal to the excess of:

(a)            the sum, without duplication, of:

(i)             Consolidated EBITDA during such period;

(ii)            decreases in Consolidated Working Capital during such period; and

(iii)           unusual, infrequent or non-recurring gains for such period which are cash items deducted from Consolidated Net Income in the definition of Consolidated EBITDA; minus

(b)            the sum, without duplication of:

(i)             (i) scheduled principal payments of Indebtedness and (ii) unscheduled principal payments with respect to (x) Indebtedness (or repurchases or redemptions of Indebtedness) permitted hereunder (including Section 7.13(a)), (y) any Loans in respect of prepayments required by Section 2.8(b)(i), but only to the extent the Disposition or Event of Loss giving rise to such prepayment resulted in an increase to Consolidated EBITDA for such period (but not in excess of the amount of such increase) or (z) principal component payments in respect of Capitalized Lease Obligations, in each case, of Holdings and its Subsidiaries actually made by Holdings and its Subsidiaries during such period with Internally Generated Funds (provided, with respect to revolving indebtedness, such principal payments shall be accompanied by a permanent reduction in the commitments in respect thereof);

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(ii)            the aggregate amount of Consolidated Unfinanced Capital Expenditures made by the Borrower and its Subsidiaries during such period;

(iii)           the aggregate amount of all taxes based on income, profits, revenue or capital, including federal, state, local and foreign income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes and other Taxes of Holdings and its Subsidiaries actually made in cash by Holdings and its Subsidiaries during such period;

(iv)           the aggregate amount of Consolidated Interest Expense paid in cash for such period;

(v)            increases in Consolidated Working Capital during such period;

(vi)            amounts (including purchase price and transactions costs and expenses) paid in cash during such period with Internally Generated Funds for Permitted Acquisitions and other Investments permitted hereunder;

(vii)          payments in cash with Internally Generated Funds of any indemnity, purchase price adjustment, earn-out obligations, contingent acquisition consideration and/or seller promissory notes and retention payments in connection with Permitted Acquisitions or other Acquisitions made in compliance with the terms of the Loan Documents in each case, to the extent permitted to be paid at such time hereunder;

(viii)          the amount of pension, retirement and other benefit plans paid during such period in cash with Internally Generated Funds to the extent such payments exceed the amount of cash expenses in respect to pension, retirement and other benefit plans deducted in determining Consolidated Net Income for such period;

(ix)            Permitted Tax Payments made during such period;

(x)             amounts paid in cash during such period on account of (i) non-cash items that were added back to (or were not deducted from) Consolidated Net Income in the calculation of Consolidated EBITDA for a prior period and (ii) reserves or accruals established in purchase price accounting;

(xi)            the amount of the add-backs pursuant to clauses (a)(vii), (a)(xii) and (a)(xiv) (to the extent of amounts described therein not yet received by any Loan Party) of the definition of Consolidated EBITDA;

(xii)           Restricted Payments made pursuant to Section 7.5 and actually paid in cash with Internally Generated Funds during such period;

(xiii)          the aggregate amount of all other cash items added back to (or not deducted from) Consolidated Net Income in the calculation of Consolidated EBITDA for such period and taken into account in the calculation of Consolidated EBITDA, to the extent made with Internally Generated Funds during such period; and

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(xiv)         the amount of all non-cash expenses, charges, losses, or other amounts added back to (or not deducted from) Consolidated Net Income in the calculation of Consolidated EBITDA for such period.

“Excess Interest” is defined in Section 11.16.

“Excluded Property” means (a) any fee-owned real property; (b) any leased real property; (c) any personal property securing purchase money indebtedness or Capitalized Lease Obligations if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by Sections 7.1(d) and 7.2(e); provided that if and when the prohibition which prevents the granting of a Lien in any such Property is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Administrative Agent requested in connection with respect to any such Indebtedness, the Excluded Property will no longer include such Property and the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (d) any permit or license issued to any Loan Party as the permit holder or licensee thereof (including the FCC Authorizations and PUC Authorizations) or any lease to which any Loan Party is lessee thereof, in each case only to the extent and for so long as the terms of such permit, license, or lease effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable Law, including the Communications Laws) prohibit the creation by such Loan Party of a security interest in such permit, license, or lease in favor of the Administrative Agent or would result in an effective invalidation, termination or breach of the terms of any such permit, license or lease (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable Law, including the Communications Law), in each case unless and until any required consents are obtained; provided that if and when the prohibition which prevents the granting of a security interest in any such Property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Excluded Property will no longer include such Property and the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (e) vehicles or other goods which are subject to a certificate of title law to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement; (f) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (g) any asset or property with respect to which the Administrative Agent determines that the costs of obtaining or perfecting a security interest or Lien therein is excessive in relation to the practical benefit to the Lenders of the security afforded thereby; (h) any lease, license, contract, property rights, permit, franchise, charter, authorization or agreement or any other property subject to such agreement to the extent that a grant of a security interest therein would (1) violate or invalidate such lease, license, contract, property rights, permit, franchise, charter, authorization or agreement, (2) create a right of termination in favor of any other party thereto or (3) result in the requirement to obtain any consent thereunder (it being understood that the Loan Parties and their Affiliates shall have no obligation to obtain such consent) (other than to the extent that any such term would be rendered ineffective pursuant to the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity, in each case, unless preempted) so long as such prohibitions are in effect on the Closing Date or at the time such property was acquired in any Permitted Acquisition or other Investment permitted under Section 7.4 and such lease, license or agreement was not entered into in contemplation of circumventing any obligation to secure the Secured Obligations, (i) Margin Stock and (j) any outstanding Equity Interest of any CFC or CFC Holdco, in each case, in excess of 65.0% of the voting power of all classes of Equity Interests of such Subsidiary entitled to vote; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (x) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, and (y) all rights to payment due or to become due under any such excluded items referred to herein.

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“Excluded Subsidiary” means (a) any Subsidiary that is not a Material Subsidiary, (b) any Subsidiary that is prohibited by applicable Law from guaranteeing any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any (i) Governmental Authority or (ii) any other third party (other than a Loan Party or Affiliate of a Loan Party), in the case of clause (ii), pursuant to a contractual obligation existing on the Closing Date or at the time such Person becomes a Subsidiary and not incurred in contemplation thereof or entered into principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition, is required for the provision of any such guaranty and such consent, approval, license or authorization has not been received (after using commercially reasonable efforts to obtain any required consent, approval, license, or authorization for such Subsidiary prior to such Subsidiary becoming an Excluded Subsidiary; provided that the Loan Parties shall not be required to pay any sum of money as a condition to receiving such consent, approval, license or authorization other than ordinary course fees and charges of the applicable Governmental Authority or third party for similar transactions); provided that each such Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (b) if such consent, approval, license or authorization has been obtained, (c) any CFC or CFC Holdco, (d) any Subsidiary that is (i) a captive insurance company, (ii) a not-for-profit entity, or (iii) a special purpose entity or receivables entity, (e) any Subsidiary that is not wholly-owned by the Borrower or one or more wholly owned Subsidiaries of the Borrower and (f) any Subsidiary to the extent the Administrative Agent and the Borrower mutually determine the cost and/or burden of obtaining a guaranty by such Subsidiary (including adverse tax consequences) outweigh the benefit to the Lenders. Notwithstanding anything herein to the contrary, if any Guarantor becomes a non-wholly-owned Subsidiary, such Guarantor shall only be deemed an Excluded Subsidiary and permitted to be released from its Guaranty Agreement so long as (i) the fair market value of the Loan Parties direct and indirect interests therein on the date thereof are permitted as an Investment by a Loan Party in a Subsidiary that is not a Loan Party under Section 7.4 (and such release, upon the occurrence thereof, shall be deemed to be in Investment by a Loan Party in a Subsidiary that is not a Loan Party on such date in such amount), and (ii) any transfer of Equity Interests that causes such Guarantor to become a non-Wholly Owned Subsidiary shall be to Persons that are not Affiliates of the Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.10 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 11.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 11.1(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Facility” is defined in Section 2.16(c)(ii)(B).

“Existing Letter of Credit” means the letter(s) of credit set forth on Schedule 2.3(j).

“Facility Termination Date” means the date on which the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired or have been cancelled or otherwise backstopped in a manner reasonably satisfactory to each applicable L/C Issuer, and the principal of and interest on the Loans and all other Obligations payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” means the Federal Communications Commission, and any successor agency of the United States Government exercising substantially equivalent powers.

“FCC Authorization” means any license, permit, lease or other authorization or consent issued to any Loan Party by the FCC.

“FCC Rules” means Title 47 of the Code of Federal Regulations, and published and effective FCC policies and decisions.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“Fee Letter” is defined in Section 2.12(c).

“Fifth Third Bank” means Fifth Third Bank, National Association.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender (a) with respect to each L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations applicable to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit, product warranties and indemnities in the ordinary course of business.

“Guarantors” means, collectively, (a) Holdings, (b) the parties identified as Guarantors on the signature pages hereto, (c) each other direct and indirect Subsidiary of the Borrower that becomes party to this Agreement pursuant to Section 4, (d) with respect to (i) Hedging Liabilities, Bank Product Liabilities and Designated Letter of Credit Liabilities in each case constituting Secured Obligations and (ii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 12.1 and 12.10), the Borrower, and (e) the successors and permitted assigns of the foregoing. For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor hereunder.

“Guaranty Agreements” means the Guarantee of the Loan Parties provided for in Section 12, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance reasonably acceptable to the Administrative Agent.

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“Hazardous Material” means any chemical, substance, waste, compound, material, product or byproduct designated as hazardous, toxic, or harmful under Environmental Laws, including but not limited to radon, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and lead.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedge Bank” means any Person (a) that is the Administrative Agent, any of the Lenders or any Affiliates thereof, (b) who was the Administrative Agent, a Lender or any Affiliate thereof at the time of entry into a Hedge Agreement, or (c) who was a party to a Hedge Agreement at the time such Person became the Administrative Agent, a Lender or an Affiliate thereof, in each case, in its capacity as a party to a Hedge Agreement.

“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto and not including any Excluded Swap Obligations) of any Loan Party or any Subsidiary to a Hedge Bank in respect of any Hedge Agreement of any Loan Party or any Subsidiary, as the case may be, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value and (b) for any date before the date referenced in clause (a), the amount determined as the mark to market value for such Hedge Agreement; provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations with respect to such Guarantor.

“HMT” is defined in the definition of “Sanctions Programs”.

“Holdings” is defined in the introductory paragraph of this Agreement.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Immaterial Subsidiary” means any Wholly-Owned Subsidiary that has, together with its Subsidiaries, either (a) assets that do not exceed 5.0% of the consolidated total assets of Holdings and its Subsidiaries as of the last day of the most recently ended LTM Period; provided that the consolidated total assets of all Immaterial Subsidiaries does not exceed 10.0% of the consolidated total assets of Holdings and its Subsidiaries as of the last day of the most recently ended LTM Period, or (b) revenues that do not exceed 5.0% of the consolidated total revenues of Holdings and its Subsidiaries for the most recently ended LTM Period; provided that the aggregate revenues of all Immaterial Subsidiaries do not exceed 10.0% of the consolidated total revenues of Holdings and its Subsidiaries for the most recently ended LTM Period.

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“Incremental Cap” means the greater of (i) $91,000,000 and (ii) 100.00% of Consolidated EBITDA for the most recently ended LTM Period.

“Incremental Effective Date” is defined in Section 2.16(b).

“Incremental Facilities” is defined in Section 2.16(a).

“Incremental Facility Amendment” is defined in Section 2.16(d).

“Incremental Facility Request” is defined in Section 2.16(a).

“Incremental Revolving Loan Commitments” is defined in Section 2.16(a).

“Incremental Revolving Loans” is defined in Section 2.16(a).

“Incremental Term Loans” is defined in Section 2.16(a), and, as so defined, includes a Base Rate Loan or a Term SOFR Loan, each of which is a “type” of Incremental Term Loan hereunder.

“Incremental Term Loan Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) held by such Lender of the aggregate principal amount of all applicable Incremental Term Loans then outstanding.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of Property or services (other than (i) trade accounts payable in the ordinary course of business (including, without limitation, deferred revenues and liabilities (including tax liabilities) associated with customer prepayments and deposits), (ii) customary obligations under employment agreements and deferred compensation, (iii) non-compete or consulting obligations, (iv) other accrued expenses (including transfer pricing), in each case which are not outstanding for more than ninety (90) days after the same are billed or invoiced or one-hundred and twenty (120) days after the same are created and, for the avoidance of doubt, other than royalty payments and earn-outs that are not the past due and payable, (v) any earn-out obligations until, upon becoming due and payable, has not been paid and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedge Agreements) would not appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP that is more than two (2) Business Days past due and (vi) accruals for payroll and other liabilities accrued in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a Lien on Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness (valued at the lesser of the fair market value of such Property and the amount of the obligation secured thereby), (e) all Capitalized Lease Obligations of such Person, (f) any existing reimbursement, payment or similar obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than Qualified Equity Interests) in respect of any Disqualified Equity Interests, (h) all obligations of such Person under any Hedge Agreement (in each case valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable agreement, if any), (i) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (j) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (k) all Guarantees of such Person in respect of indebtedness referred to in clauses (a) through (j) above.

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“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 11.12(b).

“Interest Payment Date” means (a) with respect to any Term SOFR Loan, the last day of each Interest Period with respect to such Term SOFR Loan and the maturity date applicable to such Loan and, if the applicable Interest Period is longer than three (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period and (b) with respect to any Base Rate Loan (including Swing Loans), the last Business Day of every calendar quarter and the maturity date applicable to such Loan.

“Interest Period” means, with respect to Term SOFR Loans, the period commencing on the date a Borrowing of such Loans is advanced, continued or created by conversion and ending one (1), three (3) or six (6) months thereafter (in each case subject to the availability thereof), as the Borrower may elect; provided, however, that:

(i)             no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Credit Termination Date, no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date and no Interest Period with respect to any portion of the Incremental Term Loans shall extend beyond the final maturity date applicable to such Incremental Term Loans;

(ii)            whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Term SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)           for purposes of determining an Interest Period for a Borrowing of Term SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Internally Generated Funds” means cash generated from Holdings and its Subsidiaries’ operations and not representing (a) the proceeds of any Indebtedness (other than revolving Indebtedness) or (b) the proceeds of any sale or issuance of Equity Interests in Holdings or any of its Subsidiaries or any capital contribution to Holdings or any Subsidiary, including any Cure Amount.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt for borrowed money of, or purchase or other acquisition of any other debt for borrowed money or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date such loan or advance was made, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by an Authorized Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original aggregate cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, or cancellations of, such Investment after the date of such Investment. For purposes of Section 7.4, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as determined in good faith by an Authorized Officer. In the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 7.4.

“Investors” means, collectively, (i) ATN, (ii) Freedom 3 Investments IV, LP and (iii) their respective Controlled Investment Affiliates.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

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“L/C Issuer” means (i) Bank of America (or any domestic or foreign branch, office or affiliate) and (ii) Fifth Third Bank (or any domestic or foreign branch, office or affiliate), and any respective successor pursuant to Section 11.9(f).

“L/C Obligations” means, at any time the same is to be determined, the sum of (i) the full amount available for drawing under all outstanding Letters of Credit and (ii) all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.

“L/C Participation Fee” is defined in Section 2.12(b).

“L/C Sublimit” means (i) with respect to Bank of America, $25,000,000, as reduced pursuant to the terms hereof, and (ii) with respect to Fifth Third Bank, $15,000,000, as reduced pursuant to the terms hereof.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lead Arrangers” mean the Left Lead Arranger and each of Fifth Third Bank, BMO Bank NA, The Huntington Bank National Association and MUFG Bank, Ltd., each in their capacity as a joint lead arranger.

“Left Lead Arranger” means BofA Securities, Inc., in its capacities as a lead arranger and bookrunner.

“Lender Recipient Parties” mean collectively, the Lenders, the Swing Line Lender and the L/C Issuers.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and permitted assigns. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” is defined in Section 2.3(a).

“Letter of Credit Report” means a certificate substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge, hypothec, or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Condition Acquisition” means any Acquisition or Investment by the Borrower or one or more of its Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

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“Limited Condition Acquisition Agreement” shall mean, with respect to any Limited Condition Acquisition, the applicable definitive acquisition agreement for such Limited Condition Acquisition.

“Loan” means any Revolving Loan, any Term Loan, any Swing Loan, any Incremental Revolving Loan or Incremental Term Loan.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranty Agreements (including any Additional Guarantor Supplement), each Incremental Facility Amendment, the Fee Letter, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith. In no event shall any Hedge Agreements or agreements governing Bank Products Agreements constitute a Loan Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.5, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” means the Borrower and each of the Guarantors.

“LTM Period” means, as of the date of determination, the period of four (4) consecutive fiscal quarters most recently ended for which financial statements required by Section 6.1 have been (or were required to be) delivered hereunder; provided, that as of each date of determination to occur up to and including December 31, 2024, the period shall be the four (4) consecutive fiscal quarters then last ended (and such LTM Period(s) shall include by reference the applicable Stipulated EBITDA and Stipulated Fixed Charges).

“Management Agreement” means the Management Services Agreement, dated as of July 22, 2021, between ATN and the Borrower.

“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets or financial condition of the Borrower and the other Loan Parties taken as a whole; (b) a material impairment of  the rights and remedies (taken as a whole) of the Administrative Agent or any Lender under the Loan Documents (other than as a result of the action or inaction of the Administrative Agent, the Lenders, the other secured parties under the Loan Documents or their Affiliates, officers, employees, agents, attorney, representatives that is not the result of any action or inaction by the Borrower or of the other Loan Parties or their Affiliates), (c) a material impairment of the ability of the Borrower and the Guarantors taken as a whole to perform any of their material obligations under the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Loan Document to which it is a party (other than as a result of the action or inaction of the Administrative Agent, the Lenders, the other secured parties under the Loan Documents or their Affiliates, officers, employees, agents, attorney, representatives that is not the result of any action or inaction by the Borrower or of the other Loan Parties or their Affiliates).

“Material Agreement” means any agreement under which the direct consequences of a default or termination would have a Material Adverse Effect.

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“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary. For the avoidance of doubt, each Subsidiary on the Closing Date shall be a Material Subsidiary.

“Maximum Rate” is defined in Section 11.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which a Loan Party or any member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions or to which a Loan Party or member of the Controlled Group may have liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and Cash Equivalent proceeds received by or for such Person’s account, net of (i) the principal amount of any Indebtedness and any interest and other amounts payable thereon that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction (other than Indebtedness under the Loan Documents or Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations), (ii)  reasonable direct costs relating to such Disposition, (iii) sale, use or other transactional Taxes (or, without duplication, Restricted Payments in respect of such Taxes) reasonably estimated to be actually payable as a result of such Disposition (provided that any such estimated Taxes not actually due or payable shall constitute Net Cash Proceeds upon the earlier of the date that such Taxes are determined not to be actually payable and the end of such one-year period), including as a result of any necessary repatriation of funds, and (iv) all amounts that are reasonably set aside as a reserve for (x) adjustments in respect of the purchase price of such assets, and (y) any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of such Disposition (as determined in good faith by such Person) undertaken by such Person in connection with such Disposition, to the extent such reserve is required by GAAP (it being understood and agreed that once any such reserve is no longer required by GAAP, such cash and Cash Equivalents shall be considered Net Cash Proceeds), and (iv) income Taxes (or, without duplication, Restricted Payments in respect of such Taxes) reasonably estimated to be actually payable as a result of such Disposition (provided that any such estimated Taxes not actually due or payable shall constitute Net Cash Proceeds upon the earlier of the date that such Taxes are determined not to be actually payable and the end of such one-year period), including as a result of any necessary repatriation of funds, (b) with respect to any Event of Loss of a Person, cash and Cash Equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) income Taxes payable as a result thereof (including Permitted Tax Payments reasonably estimated by the Borrower to be payable as a result thereof) and (c) with respect to any incurrence or assumption of Indebtedness by a Person, cash and Cash Equivalent proceeds received by or for such Person’s account, net of the underwriting discounts and commissions and other reasonable direct costs incurred in connection therewith (and not payable to an Affiliate).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 11.10, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” is defined in Section 2.3(f).

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“Note” and “Notes” mean and include the Revolving Notes, the Term Notes, the Swing Note and any other promissory note evidencing the Incremental Term Loans.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including all after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest costs, fees, and charges after commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations Cap” means $20,000,000.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.2(b)).

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“Parent” means ALSK Holdings, LLC, a Delaware limited liability company and the direct parent of Holdings.

“Parent Company” means Parent or any other direct or indirect parent company of Holdings.

“Participant” is defined in Section 11.9(d).

“Participant Register” is defined in Section 11.9(d).

“Participating Interest” is defined in Section 2.3(d).

“Participating Lender” is defined in Section 2.3(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, Term Loan Percentage or applicable Incremental Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including Section 11.12(c)), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, Term Loan Percentage and applicable Incremental Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)            the Acquired Business is reasonably related, ancillary or complimentary to, similar to or reasonable extensions of the line of business engaged in as of the date of this Agreement by the Borrower and any of its Subsidiaries and has its primary operations in the United States of America;

(b)            the Acquisition shall not be a Hostile Acquisition;

(c)            the Total Consideration for the Acquired Business shall not exceed, when taken together with the Total Consideration for all Acquired Businesses acquired after the Closing Date, $60,000,000 in any fiscal year and $125,000,000 in the aggregate;

(d)            the Borrower shall have notified the Administrative Agent and Lenders not less than ten (10) days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Permitted Acquisition;

(e)            for Acquisitions the Total Consideration for which exceeds $20,000,000, the Administrative Agent shall have received (i) a due diligence package (consistent with any due diligence package provided to the board of directors (or similar governing body) of the Borrower (or Holdings, if applicable), (ii) a copy of the purchase agreement and all other material acquisition documents for such Acquisition, and (iii) to the extent obtained by the Borrower, a quality of earnings report;

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(f)             (i) any seller promissory notes incurred in connection with such Acquisition shall be permitted by Section 7.1(o) and shall at all times be subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent and (ii) to the extent any earnouts or similar deferred payment obligations of a similar nature are incurred in connection with such Acquisition, the Borrower shall have used commercially reasonable efforts to subordinate such obligations to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;

(g)            in the case of any merger, consolidation or any other combination with another Person, a Loan Party or a Subsidiary of a Loan Party is the surviving entity;

(h)            no Event of Default shall exist immediately prior to or immediately after giving effect to such Acquisition; provided that if such Acquisition constitutes a Limited Condition Acquisition for which the Borrower has made an LCA Election, the requirements of this clause (j) shall be satisfied if (x) no Event of Default shall have occurred and be continuing as of the applicable LCA Test Date and (y) no Specified Event of Default shall have occurred and be continuing as of the date such Acquisition is consummated;

(i)             after giving effect to such Acquisition (including any incurrence of Indebtedness in connection therewith) on a Pro Forma Basis, the Loan Parties shall be in compliance with Section 7.7 recomputed as of the most recent quarter end for which the Loan Parties have delivered financial statements and the related Compliance Certificate pursuant to Section 6.1; provided, that if such Acquisition constitutes a Limited Condition Acquisition for which the Borrower has made an LCA Election, the requirements of this clause (i) shall be tested in accordance with Section 1.7.

“Permitted Holder” means ATN, Freedom 3 Investments IV, LP and their respective Affiliates (excluding any portfolio companies or similar Persons that are Controlled by such Person).

“Permitted Lien” is defined in Section 7.2.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness that:

(a)            has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b)            has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;

(c)            is not entered into as part of a Sale and Leaseback Transaction, unless such Sale and Leaseback Transaction would otherwise be permitted by Section 7.12;

(d)            is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended;

(e)            the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended;

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(f)            is payment and/or lien subordinated to the Secured Obligations, if applicable, at least to the same extent and in the same manner as the Indebtedness being refinanced or extended; and

(g)            is otherwise on terms no less favorable to the Loan Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Tax Payments” means, for any tax year during which Holdings or any of its direct or indirect Subsidiaries is a member of (or its income is included in) an affiliated group filing consolidated, combined, unitary or similar tax returns of which it is not the common parent, the corresponding consolidated, combined, unitary or similar federal, state and local income Tax liabilities of the common parent to the extent attributable to Holdings and/or its direct and indirect Subsidiaries for the entire taxable period. Permitted Tax Payments may be made quarterly based on the Borrower’s good faith estimate of the taxable income of Holdings and its direct or indirect Subsidiaries for the entire taxable period.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is maintained or contributed to, or during the preceding five plan years, has been maintained or contributed to by a Loan Party or by a member of the Controlled Group or to which a Loan Party or member of the Controlled Group may have liability.

“Platform” is defined in Section 11.8(d).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable calculation period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Event of Loss or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of or the property subject to such Event of Loss shall be excluded, and (ii) with respect to any Acquisition or other Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Holdings and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, and (B) such items are supported by financial statements or other information (in the good faith determination of the Borrower), (b) any retirement of Indebtedness of Holdings or any of its Subsidiaries, and (c) any incurrence or assumption of Indebtedness by Holdings or any of its Subsidiaries (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner (in the good faith determination of the Borrower) and certified by the Chief Financial Officer, Treasurer or other Authorized Officer of the Borrower, and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA. The Borrower may estimate in good faith GAAP results if the financial statements with respect to a Permitted Acquisition or another permitted Investment are not maintained in accordance with GAAP, and the Borrower may make such further adjustments in good faith as reasonably necessary in connection with consolidation of such financial statements with those of the Loan Parties.

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“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” is defined in Section 6.1.

“PUC” means any state public utility commission, public service commission or similar regulatory body responsible for regulating the telecommunications industry with jurisdiction over the business of any Loan Party or any Subsidiary thereof.

“PUC Authorization” means any authorization required to operate the businesses of the Borrower or any of Subsidiary required by the Regulatory Commission of Alaska or any other state PUC where the Borrower or any Subsidiary conduct business.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer.

“Register” is defined in Section 11.9(c).

“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Indemnitee Parties” of an Indemnitee means any (or all, as the context may require) of such Indemnitee’s (1) controlled Affiliates and controlling Persons, (2) the respective directors, officers, employees or partners of such Indemnitee or its controlled Affiliates and controlling Persons and (3) the respective agents, advisors and other representatives of such Indemnitee or its controlled Affiliates and controlling Persons, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, such controlled Affiliate or such controlling Person; provided that each reference to a controlled Affiliate, controlling Person, director, officer, employee, partner, agent, advisor or other representative in this definition pertains to a controlled Affiliate, controlling Person, director, officer, employee, partner, agent, advisor or other representative involved in the negotiation of this Agreement and the other Loan Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

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“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Removal Effective Date” is defined in Section 10.7(b).

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate outstanding Loans (other than Swing Loans) and participation interests in Letters of Credit and Swing Loans and Unused Revolving Credit Commitments constitute more than 50.0% of the sum of the total outstanding Loans (other than Swing Loans), participation interests in Letters of Credit and Swing Loans and Unused Revolving Credit Commitments. The outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Loan and Reimbursement Obligations that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer or Swing Line Lender, as the case may be, in making such determination.

“Rescindable Amount” is defined in Section 2.9(b).

“Resignation Effective Date” is defined in Section 10.7(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to any Loan Party the chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, president, any executive vice president of such Loan Party and any other authorized person of such Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 3.2(f), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers, including the secretary or any assistant secretary, in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted” means, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP, or (ii) are subject to any Lien in favor of any Person other than Administrative Agent for the benefit of the holders of the Secured Obligations (but excluding amounts serving as cash collateral for Letters of Credit) other than bankers’ liens and rights of setoff.

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“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolver Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or have expired, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans, Swing Loans, and L/C Obligations then outstanding; for the avoidance of doubt, including any Incremental Revolving Loans.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.15.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitments of the Lenders aggregate $90,000,000 on the Closing Date.

“Revolving Credit Termination Date” means August 29, 2029 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, Section 8.2 or Section 8.3.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Revolving Loan that is a Base Rate Loan or a Term SOFR Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.11(d).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions Event” means the event specified in Section 6.9(c).

“Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and all economic and trade sanction programs administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

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“Scheduled Unavailability Date” has the meaning ascribed to it in Section 9.3(b) of this Agreement.

“Secured Obligations” means the Obligations, Hedging Liabilities, Bank Product Liabilities and Designated Letter of Credit Liabilities, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under any Debtor Relief Law or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Security Agreement” means that certain Security and Pledge Agreement, dated as of the date hereof, by and among the Loan Parties and the Administrative Agent.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means a percentage equal to 0.10% (10 basis points).

“Solvent” or “Solvency” means, when used with respect to Holdings and its Subsidiaries, that, as at any date of determination, (a) the sum of the Indebtedness and other liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis; (b) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, on a consolidated basis, contemplated as of the date of determination; (c) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured; (d) Holdings and its Subsidiaries do not intend to incur, or believe that they will incur, debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business; and (e) Holdings and its Subsidiaries, on a consolidated basis, are able to pay their respective debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any Event of Default pursuant to Section 8.1(a), Section 8.1(j) or Section 8.1(k).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 12.10).

“Specified Representations” means the representations and warranties made by the Loan Parties pursuant to Sections 5.1(a), 5.2(a), 5.2(b), 5.2(c), 5.2 (d)(i), 5.7(c), 5.13, 5.19, 5.22(b) and 5.24 (but subject to the last paragraph of Section 3.2).

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“Specified Transaction” means (a) any Acquisition, (b) any Disposition, (c) any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, (d) any Investment that results in a Person becoming a Subsidiary, (e) any incurrence or repayment of Indebtedness with a principal amount in excess of the Threshold Amount, (f) any restructurings, operating improvements, cost savings initiatives and other similar transactions and initiatives or (g) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant, or requires such test or covenant to be calculated on a Pro Forma Basis (it being understood and agreed that in connection with the calculation of the Consolidated Total Net Leverage Ratio, for purposes of determining the permissibility of the incurrence of any Indebtedness, (i) the proceeds of such Indebtedness shall not be counted as Unrestricted Cash, and (ii) any Indebtedness being repaid with the proceeds of such Indebtedness shall not be considered outstanding).

“Stipulated EBITDA” is defined in the definition of “Consolidated EBITDA.”

“Stipulated Fixed Charges” is defined in the definition of “Consolidated Fixed Charges.”

“Subordination Provisions” is defined in Section 8.1(o).

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50.0% of the outstanding voting Equity Interests of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Holdings or of any of its direct or indirect Subsidiaries.

“Successor Rate” is defined in Section 9.3(b).

“Supported QFC” is defined in Section 11.25.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.15(c).

“Swing Line Lender” means Bank of America and any successor Swing Line Lender hereunder.

“Swing Line Sublimit” means $10,000,000, as may be reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.15.

“Swing Loan Notice” means a notice of a Borrowing of Swing Loans pursuant to Section 2.15, which shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Note” is defined in Section 2.11(d).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Credit” means the credit facility for the Term Loans described in Section 2.1.

“Term Loan” is defined in Section 2.1 and, as so defined, includes a Term Loan that is a Base Rate Loan or a Term SOFR Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan Percentage of the Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Term Loan Commitments of the Lenders aggregate $300,000,000 on the Closing Date.

“Term Loan Maturity Date” is defined in Section 2.7.

“Term Loan Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 2.11(d).

“Term SOFR” means,

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loans” means any Borrowings that bear interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means (a) for purposes of Section 8.1(n), the greater of (i) $20,000,000 and (ii) 20.0% of Consolidated EBITDA for the most recently ended LTM Period, and (b) for all other purposes, the greater of (i) $10,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recently ended LTM Period.

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“Total Consideration” means the sum (but without duplication) of (a) cash paid or payable in connection with any Acquisition (other than (i) the payment of all fees, premiums, commissions, expenses and other transaction costs paid in connection therewith and (ii) payments arising from agreements of the Borrower or its Subsidiaries providing for indemnification, contribution, earn-outs and similar adjustments of purchase price with respect to such Acquisition), whether paid at or prior to or after the closing thereof, plus (b) Indebtedness payable to the seller in connection with such Acquisition, plus (c) purchase price payments which are required to be made over a period of time and are not contingent upon Holdings or any Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a) or (b) above, plus (d) the principal amount of Indebtedness assumed in connection with such Acquisition, plus (e) the amount of any earnout obligations in connection with such Acquisition (determined as the aggregate amount, if any, of such earnout obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Holdings).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 11.25.

“U.S. Tax Compliance Certificate” is defined in Section 11.1(g)(ii)(B)(iii).

“UCC” is defined in Section 1.2.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Universal Service Program” means the federal Universal Service Fund and any state equivalent thereto, including any program or funding mechanism associated with any such fund.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents of Holdings and its Subsidiaries that are not Restricted at such time.

“Unused Revolving Credit Commitments” means, at any time, the difference between (a) the Revolving Credit Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding.

“USAC” means the Universal Service Administrative Company.

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“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Equity Interests (other than directors’ qualifying Equity Interests as required by law) are owned by any one or more of Holdings and Holdings’ other Wholly-Owned Subsidiaries at such time.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” is defined in Section 2.16(c)(ii)(B).

Section 1.2      Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein) and shall include all exhibits and schedules thereto, (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and any successor of such law or regulation, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the applicable Loan Party and not in the individual capacity of such officer. All references to time of day herein are references to New York, New York, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

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Section 1.3            Accounting Principles; Pro Forma Calculations.

(a)           Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of Audited Historical Financial Statements and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Administrative Agent and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenant, standard, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Holdings and its Subsidiaries or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the foregoing, leases (whether in existence on the Closing Date or entered into thereafter) shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for the fiscal year ending December 31, 2018, for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b)            Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Total Net Leverage Ratio (including for purposes of compliance with Section 7.7 and determining the Applicable Margin) and the Consolidated Fixed Charge Coverage Ratio, in each case, shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable period to which such calculation relates, and/or subsequent to the end of such period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Total Net Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, in each case, for purposes of determining (i) compliance with Section 7.7, and/or (ii) the Applicable Margin, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable period shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.7, (A) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending September 30, 2024, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Total Net Leverage Ratio and/or the minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the most recently ended LTM Period, or (B) in the case of any such compliance required prior to the delivery referred to in clause (A) above, such Pro Forma Compliance shall be determined by reference to (x) the most recent financial statements of the Borrower that are available (to the extent reasonably acceptable to the Administrative Agent, it being understood and agreed that the financial statements of the Borrower filed with or furnished to the Securities and Exchange Commission and publicly available are deemed to be reasonably acceptable by the Administrative Agent) or the most recent financial statements delivered pursuant to Section 6.1(a), as applicable, and (y) the maximum Consolidated Total Net Leverage Ratio and/or the minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter ending September 30, 2024.

Section 1.4            Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.5            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Section 1.6            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7            Limited Condition Acquisitions.

(a)            In connection with the incurrence of any Indebtedness (other than any Indebtedness under the Revolving Credit, including Incremental Revolving Loan Commitments) or Liens or the making of any Investments or the occurrence of any fundamental change, in each case, in connection with a Limited Condition Acquisition (any of the foregoing, an “LCA Action” and collectively, the “LCA Actions”), for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratios (including the financial covenants set forth in Section 7.7) or (ii) testing baskets set forth in this Agreement, in each case, upon the Borrower’s election (the “LCA Election”) by written notice to the Administrative Agent on or prior to the date the Limited Condition Acquisition Agreement with respect to such Limited Condition Acquisition is executed (the “LCA Test Date”), the date of determination of whether such LCA Action is permitted hereunder shall be the LCA Test Date, and if, after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith on a Pro Forma Basis as if they had occurred at the beginning of the most recent four consecutive fiscal quarter period ending prior to the LCA Test Date for which the Loan Parties have delivered financial statements and the related Compliance Certificate pursuant to Section 6.1, the Borrower could have taken such LCA Action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

(b)            If the Borrower has made a LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any financial ratio or any test of basket availability under this Agreement with respect to any other transaction (including the incurrence of Indebtedness and Liens) unrelated to such Limited Condition Acquisition (each, a “Subsequent Transaction”), then following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date on which the Limited Condition Acquisition Agreement with respect to such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such financial ratio or basket availability shall be calculated and tested on a Pro Forma Basis assuming such Limited Condition Acquisition and the other transactions in connection therewith have been consummated.

Section 1.8           Classification. For purposes of determining compliance at any time with Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6 and Section 7.13, in the event that any Indebtedness, Lien, Disposition, Investment, Restricted Payment, contract with an Affiliate or payment of Indebtedness that is subordinated to the Obligations meets the criteria of more than one of the items permitted pursuant to any clause of such Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6 or Section 7.13, as applicable, (but not of a different Section), the Borrower, in its sole discretion, may classify and/or reclassify such transaction or item (or portion thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one exception under such Section (but not of a different Section).

Section 1.9           Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Facility or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 2     The Credit Facilities.

Section 2.1          Term Loans . On the Closing Date, the Lenders made available to the Borrowers a term loan in an initial aggregate principal amount of $300,000,000 (collectively, the “Term Loans”). The Term Loans shall be advanced in a single Borrowing on the Closing Date, at which time the Term Loan Commitments shall expire. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the Term Loans be outstanding as Base Rate Loans or Term SOFR Loans. No amount of any Term Loan may be reborrowed once it is repaid.

Section 2.2          Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Term SOFR Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3           Letters of Credit.

(a)            General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, each L/C Issuer shall, in reliance on the agreements of the Lenders set forth in this Section 2.3, issue standby letters of credit denominated in Dollars (each, together with any Existing Letter of Credit, a “Letter of Credit”) for the Borrower’s account or the account of any of its Subsidiaries in an aggregate undrawn face amount up to its respective L/C Sublimit; provided, however, (i) the sum of the aggregate principal amount of all L/C Obligations at any time outstanding shall not exceed the Aggregate L/C Sublimit in effect at such time and (ii) the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. Each Lender shall be obligated to reimburse an L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)            Applications. At any time before the Revolving Credit Termination Date, an L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance reasonably acceptable to such L/C Issuer, with expiration dates no later than the earlier of twelve (12) months from the date of issuance (or which are cancelable not later than twelve (12) months from the date of issuance and each renewal) or the date twelve (12) months following the Revolving Credit Termination Date (provided that on or prior to the Revolving Credit Termination Date, the Borrower shall provide Cash Collateral in compliance with the requirements of Section 4.5 as security for any Letter of Credit outstanding on such date in an amount equal to 102.0% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by such L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.12(b), and (ii) if an L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse such L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, an L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3). Notwithstanding anything herein to the contrary, an L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if: (v)  any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate such L/C Issuer’s risk with respect to such Defaulting Lender; (w) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; (x) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; (y) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000; and (z) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(c)            The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse an L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 2:00 p.m. on the date which each drawing is to be paid if the Borrower has been informed of such drawing by such L/C Issuer on or before 11:30 a.m. on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. on the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s Office, and the Administrative Agent shall thereafter cause to be distributed to such L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, each L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, any L/C Issuer or any Lender, including (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense, or other right of the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or an L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application. None of the Administrative Agent, the Lenders, or any L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable Law) suffered by the Borrower or any other Loan Party that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)            The Participating Interests. Each Lender (other a Lender acting as an L/C Issuer with respect to Letters of Credit issued by it) severally and not jointly agrees to purchase from each L/C Issuer, and each L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, an L/C Issuer. Upon the Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if an L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from an L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. on such day or not later than 1:00 p.m. the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of such L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date such L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date such L/C Issuer made the related payment to the date two Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the applicable L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to an L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, any L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default (or by any reduction or termination of the Revolving Credit Commitment of any Lender with respect to Letters of Credit issued prior to such reduction or termination), and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Indemnification. The Participating Lenders shall, severally, to the extent of their respective Revolver Percentages, indemnify each L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that such L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)            Manner of Requesting a Letter of Credit; Auto-Extension Letter of Credit.

(i)            The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent and the applicable L/C Issuer (or such lesser notice as the Administrative Agent and the applicable L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, in each case, together with the fees called for by this Agreement. The applicable L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and such L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(ii)            If the Borrower so requests in any applicable Application, an L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than three (3) Business Days prior to the Revolving Credit Termination Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.1 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(g)            Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control.

(h)            Letter of Credit Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)            reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)            on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)            on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)            on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)            for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(i)            Letter of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)            Existing Letters of Credit. On the Closing Date, each of the Existing Letters of Credit shall be deemed to have been issued as a Letter of Credit under this Agreement by the applicable L/C Issuer, and such L/C Issuer shall be deemed, without further action by any party hereto, to have granted to each Lender with a Revolving Credit Commitment, and each Lender with a Revolving Credit Commitments shall be deemed, without further action by any party hereto, to have acquired from such L/C Issuer, a Participating Interest in each Existing Letter of Credit equal to such Lender’s Revolver Percentage on the terms specified in Section 2.3(d) and as otherwise in this Agreement.

Section 2.4           Applicable Interest Rates.

(a)            Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Term SOFR Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)            Term SOFR Loans. Each Term SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus Term SOFR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)            Default Rate. While any Specified Event of Default exists or after acceleration of the Obligations, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the principal amount of all Loans and Reimbursement Obligations, L/C Participation Fees and other amounts owing by it at a rate per annum equal to:

(i)            for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii)            for any Term SOFR Loan, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Specified Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(iii)            for any Reimbursement Obligation, the sum of 2.00% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;

(iv)            for any Letter of Credit, the sum of 2.00% plus the L/C Participation Fee due under Section 2.12(b) with respect to such Letter of Credit; and

(v)            for any other amount owing hereunder not covered by clauses (i) through (iv) above, the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section 2.4 and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting solely at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d)            Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans at the time of request therefor and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

(e)            SOFR/Term SOFR Conforming Changes. In connection with the use, administration, adoption or implementation of SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent will post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.5           Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)            Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than (i) 2:00 p.m. at least two (2) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Term SOFR Loans and (ii) 2:00 p.m. at least one (1) Business Day before the date on which the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Term SOFR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Term SOFR Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Term SOFR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Notice of (i) the continuation of a Borrowing of Term SOFR Loans for an additional Interest Period or (ii) the conversion of part or all of a Borrowing of Base Rate Loans into Term SOFR Loans must be given by no later than 2:00 p.m. at least two (2) Business Days before the date of the requested continuation or conversion. All Loan Notices and telephonic notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Term SOFR Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such Loan Notice or telephonic notice given by any person the Administrative Agent in good faith believes is an Authorized Officer without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any Loan Notice, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(b)            Notice to the Lenders. The Administrative Agent shall give prompt notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Term SOFR Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)            Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid. If the Borrower fails to give proper notice of the continuation of any outstanding Borrowing of Term SOFR Loans before the last day of its then-current Interest Period within the period required by Section 2.5(a), such Borrowing shall automatically be continued as a Borrowing of Term SOFR Loans with an interest period of one month. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 2:00 p.m. on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d)            Disbursement of Loans. Not later than (x) 2:00 p.m., with respect to Borrowings of Tranche Rate Borrowings, and (y) 4:00 p.m., with respect to Borrowings of Base Rate Loans, in each case, on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the Administrative Agent’s Office. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s Office.

(e)            Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 3:30 p.m. on) the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made or will make such share available in accordance with Section 2.5(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrower a corresponding amount and/or front such amount on behalf of such Lender in anticipation of the funding by such Lender (each such advance, a “Disproportionate Advance”) and, if any Lender has not and does not in fact made its share of the applicable Borrowing available to the Administrative Agent in accordance with the terms hereof, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (A) the Federal Funds Rate and (B) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 9.1 so that the Borrower will have no liability under such Section 9.1 with respect to such payment. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower under this Section 2.5 shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6           Minimum Borrowing Amounts; Maximum Loans. Each Borrowing of Base Rate Loans under a Credit shall be in an amount not less than $250,000 or such greater amount that is an integral multiple of $25,000. Each Borrowing of Term SOFR Loans advanced, continued or converted under a Credit shall be in an amount equal to $500,000 or such greater amount that is an integral multiple of $50,000. Without the Administrative Agent’s consent, there shall not be more than ten Borrowings of Term SOFR Loans outstanding at any one time.

Section 2.7            Maturity of Loans.

(a)            Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the last Business Day of each March, June, September, and December in each year, in the respective amounts set forth below opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8), unless accelerated sooner pursuant to Section 8; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans, shall be due and payable on August 29, 2029 (the “Term Loan Maturity Date”), the final maturity thereof. Each principal payment on the Term Loans shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

Payment Dates	Principal Repayment Installments
September 30, 2024	$0.00
December 31, 2024	$0.00
March 31, 2025	$0.00
June 30, 2025	$0.00
September 30, 2025	$0.00
December 31, 2025	$0.00
March 31, 2026	$0.00
June 30, 2026	$0.00
September 30, 2026	$0.00
December 31, 2026	$1,875,000.00
March 31, 2027	$1,875,000.00
June 30, 2027	$1,875,000.00
September 30, 2027	$1,875,000.00
December 31, 2027	$3,750,000.00
March 31, 2028	$3,750,000.00
June 30, 2028	$3,750,000.00
September 30, 2028	$3,750,000.00
December 31, 2028	$3,750,000.00
March 31, 2029	$3,750,000.00
June 30, 2029	$3,750,000.00

(b)            Incremental Term Loans. The Borrower shall repay the outstanding principal amount of all Incremental Term Loans in the installments, on the dates and in the amounts set forth in the applicable Incremental Facility Amendment for such Incremental Term Loans it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans, shall be due and payable on the final maturity thereof. Each principal payment on the Incremental Term Loans shall be applied to the Lenders holding such Incremental Term Loans pro rata based upon their applicable Incremental Term Loan Percentages.

(c)            Revolving Loans and Swing Loans. Each Revolving Loan and each Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date; provided that, the Borrower must repay each Swing Loan or convert it into a Revolving Loan in full no later than the last day of the calendar quarter after such Swing Loan is made and on the Revolving Credit Termination Date.

Section 2.8            Prepayments.

(a)            Voluntary. The Borrower may, by delivering a Notice of Loan Prepayment, prepay without premium or penalty (subject to Section 9.1 below) and in whole or in part any Borrowing of (i) Term SOFR Loans at any time upon prior notice by the Borrower to the Administrative Agent delivered no later than 11:00 a.m. two (2) Business Days prior to such prepayment or (ii) in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 1:00 p.m. (or 2:00 p.m. in the case of Swing Loans) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term SOFR Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 9.1; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $250,000, (ii) if such Borrowing is of Term SOFR Loans, in a principal amount less than $500,000 and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding. The Administrative Agent shall promptly advise each Lender of any notice of prepayment by the Borrower. Each prepayment of the Term Loans made by or on behalf of the Borrower pursuant to this Section 2.8(a) shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity). The amount of any voluntary prepayment of any Incremental Term Loans shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity). Any notice given by the Borrower in accordance with this Section 2.8(a) may state that such prepayment is conditioned upon the consummation of a refinancing, replacement or repayment, in whole or in part, of the Loans and that absent such consummation the proposed prepayment will be rescinded.

(b)            Mandatory.

(i)            If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property which results in Net Cash Proceeds in excess of $5,000,000 individually or on a cumulative basis in any fiscal year of Holdings, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) no later than five (5) Business Days following receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100.0% of the amount of all such Net Cash Proceeds in excess of $5,000,000 for the applicable fiscal year; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within 365 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss or, in each case, if so committed to be invested or reinvested within such 365 day period, invested or reinvested within 180 days after such initial 365 day period, the Net Cash Proceeds thereof in assets used or useful in the business of the Borrower and its Subsidiaries (other than current assets), then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section 2.8(b)(i) in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested or contractually committed to be invested or reinvested (and actually reinvested within such extension period) as described in the Borrower’s notice within such 365-day period (or such extension period). Promptly after the end of such 365-day period (or such extension period), the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrower’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $5,000,000 for the applicable fiscal year not so invested or reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full (such prepayments being applied ratably to the remaining installments of principal (other than the final payment paid on the Term Loans on the Term Loan Maturity Date)), then to the Revolving Loans until paid in full (without a corresponding permanent reduction of the Revolving Credit Commitments), then to Swing Loans and then to Cash Collateralize Letters of Credit.

(ii)            If after the Closing Date the Borrower or any Subsidiary shall incur or assume any Indebtedness other than that permitted by Section 7.1, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such incurrence or assumption to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such incurrence or assumption the Borrower shall prepay the Obligations in an amount equal to such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full (such prepayments being applied ratably to the remaining installments of principal (other than the final payment paid on the Term Loans on the Term Loan Maturity Date)), then to the Revolving Loans until paid in full (without a corresponding permanent reduction of the Revolving Credit Commitments), then to Swing Loans and then to Cash Collateralize Letters of Credit The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 7.1 or any other terms of this Agreement.

(iii)            Within fifteen (15) days after annual financial statements are required to have been delivered pursuant to Section 6.1(b), beginning with the fiscal year ending December 31, 2025, the Borrower shall prepay the Obligations by an amount equal to (1) 50.0% of Excess Cash Flow for the most recently completed fiscal year of Holdings minus the sum of:

(A)            all voluntary prepayments of Term Loans and any Incremental Term Loans; and

(B)            all voluntary prepayments of Revolving Loans to the extent the applicable Revolving Credit Commitments are permanently reduced by the amount of such payments;

in each case of clauses (ii)(A) and (iii)(B) above, during such calendar year (and not applied to the Excess Cash Flow prepayment under this clause (iii) for the prior year) or after the end of such calendar year and prior to the prepayment date in this clause (iii), and to the extent such prepayments are funded with Internally Generated Funds; provided that (A) if the Consolidated Total Net Leverage Ratio as of the end of such fiscal year is less than 3.25:1.00 but equal to or greater than 2.75:1.00, then such percentage shall be reduced to 25.0% and (B) if the Consolidated Total Net Leverage Ratio as of the end of such fiscal year is less than 2.75:1.00, then such percentage shall be reduced to 0.0%. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full (such prepayments being applied ratably to the remaining installments of principal (other than the final payment paid on the Term Loans on the Term Loan Maturity Date)), and then to the Revolving Loans until paid in full (without a corresponding permanent reduction of the Revolving Credit Commitments), then to Swing Loans and then to Cash Collateralize Letters of Credit.

(iv)            The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary, Swing Loans and, if necessary, in accordance with Section 4.5, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(v)            Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first ratably to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Term SOFR Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Term SOFR Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 9.1. Each Cash Collateralization of L/C Obligations shall be made in accordance with Section 4.5.

(c)            Lender Notification. The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.

Section 2.9            Place and Application of Payments.

(a)            General Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the Administrative Agent’s Office for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All payments of principal and interest on the Loans shall be made in Dollars. All payments of other Obligations shall be made in Dollars. All such payments shall be made in immediately available funds at the place of payment, in each case, free and clear of and without condition or deduction for any set-off, defense, recoupment or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuers hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment;, then each of the Lenders or each L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)            Application of Collateral Proceeds after Default. Anything contained herein to the contrary notwithstanding, (x) following the exercise of remedies under Sections 8.2 and 8.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(i)            first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrower has agreed to pay the Administrative Agent under Section 11.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent), and any indemnities payable to the Administrative Agent in such capacity pursuant to Section 11.12;

(ii)            second, to the payment of principal and interest on the Swing Loans until paid in full;

(iii)            third, to the payment of any outstanding costs and expenses incurred by the Lenders, which the Borrower has agreed to pay the Lenders under Section 11.12, and any indemnities payable to the Lenders pursuant to Section 11.12;

(iv)            fourth, to the payment of any outstanding interest (other than Swing Loans) and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v)            fifth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with Cash Collateral for any outstanding L/C Obligations pursuant to Section 2.3(b), 8.2 or 8.3 (until the Administrative Agent is holding Cash Collateral equal to 102.0% of the then outstanding amount of all such L/C Obligations), Hedging Liabilities, Bank Product Liabilities and, subject to the Other Obligations Cap, Designated Letter of Credit Liabilities, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liabilities, Bank Product Liabilities and (subject to the Other Obligations Cap) Designated Letter of Credit Liabilities, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(vi)            sixth, to the payment of all other Secured Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vii)            seventh, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding anything contained herein to the contrary, no proceeds of any Collateral or payment made under or in respect of any Guaranty Agreement received from any person who is not an “eligible contract participant” as defined in the Commodities Exchange Act and regulations thereunder shall be applied to the payment of any Hedging Liabilities, but appropriate adjustments shall be made with respect to payments from the Loan Parties to preserve the allocation to Hedging Liabilities otherwise set forth in this Section 2.9.

Section 2.10          Voluntary Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (a) in an amount not less than $500,000 or any greater amount that is an integral multiple of $50,000 and (b) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, as applicable; provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the Aggregate L/C Sublimit then in effect shall reduce the Aggregate L/C Sublimit by a like amount, to be applied ratably to the L/C Sublimit of each L/C Issuer. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a ratable amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated; provided that any notice given by the Borrower in accordance with this Section 2.10 may state that such termination is conditioned upon the consummation of a refinancing, replacement or repayment, in whole or in part, of the Loans and that absent such consummation the proposed termination will be rescinded.

Section 2.11         Evidence of Indebtedness.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Term SOFR Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)            The entries maintained in the accounts maintained pursuant to Sections 2.11(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the records maintained by the Administrative Agent and the records maintained by any Lender, the records maintained by the Administrative Agent shall control.

(d)            Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), Exhibit D-2 (in the case of the Revolving Loans and referred to herein as a “Revolving Note”) and Exhibit D-3 (in the case of the Swing Loans and referred to herein as a “Swing Note”), as applicable, and in the case of any Incremental Term Loans, in a form reasonably acceptable to the Administrative Agent. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of the Term Loan, Incremental Term Loan, Revolving Credit Commitment or Swing Line Sublimit, as applicable.

Section 2.12         Fees.

(a)            Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee (the “Commitment Fee”) at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the actual daily Unused Revolving Credit Commitments; provided that Swing Loans outstanding from time to time shall not counted towards or considered usage of the Revolving Credit Commitments for purposes of computing the Commitment Fee. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the Commitment Fee for the period to the date of such termination in whole shall be paid on the date of such termination; provided, however, that the Commitment Fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender shall be subject to Section 9.6(a)(iii)(A).

(b)            Letter of Credit Fees. The Borrower shall pay to each L/C Issuer with respect to each Letter of Credit issued by such L/C Issuer, for its own account, a fronting fee equal to 0.125% of the daily amount available to be drawn under such Letter of Credit, payable quarterly in arrears on the first Business Day after the end of each March, June, September, and December, commencing on the first such date occurring after the Closing Date. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter, payable quarterly in arrears on the first Business Day after the end of each March, June, September, and December, commencing on the first such date occurring after the Closing Date. In addition, the Borrower shall pay to an L/C Issuer for its own account such L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by such L/C Issuer from time to time.

(c)            Other Fees. The Borrower shall pay to the Administrative Agent and the Left Lead Arranger, for their respective use and benefit, the fees agreed to among the Left Lead Arranger, the Administrative Agent and the Borrower in that certain fee letter dated as of August 4, 2024 (the “Fee Letter”), or as otherwise agreed to in writing among the Borrower, the Administrative Agent and the Left Lead Arranger.

Section 2.13          [Reserved].

Section 2.14         Designated Affiliates. Each of the Administrative Agent, each L/C Issuer and each Lender at its option may make any Loan or issue any Letter of Credit or otherwise perform its obligations hereunder through any domestic or foreign branch, office or affiliate.

Section 2.15          Swing Loans.

(a)            Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.15, shall make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, (i) the sum of each Lender’s Revolving Loans and participation interests in the aggregate amount of Swing Loans and L/C Obligations at any time outstanding shall not exceed such Lender’s Revolving Credit Commitment in effect at such time, and (ii) the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again before the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000. Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Swing Loan may have, Fronting Exposure.

(b)            Interest on Swing Loans; Payments. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on each Interest Payment Date. The Borrower shall make all payments of principal and interest in respect of the Swing Loans directly to the Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Loans. Until each Lender funds its Revolving Loan in the form of a Base Rate Loan or risk participation pursuant to this Section 2.15 to refinance such Lender’s Revolver Percentage of any Swing Loan, interest in respect of such Revolver Percentage shall be solely for the account of the Swing Line Lender.

(c)            Requests for Swing Loans. The Borrower shall give the Swing Line Lender and the Administrative Agent prior notice (which may be given by: (i) telephone or (ii) a Swing Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Loan Notice.), no later than 2:00 p.m. on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan. Promptly after receipt by the Swing Line Lender of any Swing Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Swing Line Lender. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day. The Swing Line Lender shall not be under any obligation to make any Swing Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Swing Loan may have, Fronting Exposure.

(d)            Refunding of Swing Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which the Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s Office, before 12:00 noon on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)            Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.15(d) above (because an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender, the Swing Line Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.16          Incremental Facilities.

(a)            Requests. The Borrower may, by written notice to the Administrative Agent (each, an “Incremental Facility Request”), request increases in the Revolving Credit Commitments (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”) or request to incur additional term loans under one or more additional tranches of term loans (“Incremental Term Loans”, and together with Incremental Revolving Loan Commitments, the “Incremental Facilities”) in Dollars in an aggregate amount of all Incremental Revolving Loan Commitments and Incremental Term Loans incurred pursuant to this Section 2.16 not to exceed the Incremental Cap; provided that no Lender shall be required to provide an Incremental Revolving Loan Commitment or Incremental Term Loan without the consent of such Lender.

(b)            Conditions. No Incremental Facility shall become effective under this Section 2.16(a) unless (the date on which the following conditions are satisfied with respect to such Incremental Facility, the “Incremental Effective Date”):

(i)            after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming, in the case of each Incremental Facility, that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom:

(A)            no Default or Event of Default shall exist or would result therefrom; provided that, solely with respect to an Incremental Term Loan, if the proceeds of such Incremental Term Loan are used to finance a Limited Condition Acquisition, the Persons providing such Incremental Term Loan may agree to a “funds certain provision” that does not impose as a condition to funding thereof that no Default or Event of Default exists at the time such Limited Condition Acquisition is consummated, in which event, the condition shall be that (1) no Default or Event of Default shall exist on the date on which the Limited Condition Acquisition Agreement is executed and delivered by the parties thereto and (2) no Specified Event of Default shall exist at the time such Limited Condition Acquisition is consummated;

(B)            the Borrower is in compliance with the financial covenants in Section 7.7 on a Pro Forma Basis as of the last day of the most recently ended LTM Period (assuming that any Incremental Revolving Loan Commitment has been fully drawn); provided that, solely with respect to an Incremental Term Loan, if the proceeds of such Incremental Term Loan are used to finance a Limited Condition Acquisition for which a LCA Election has been made, the Consolidated Total Net Leverage Ratio shall be calculated as of the date on which the Limited Condition Acquisition Agreement therefor is executed and delivered by the parties thereto (assuming the full amount of such Incremental Facility is fully drawn and without “netting” the cash proceeds of such Incremental Facility or any other simultaneous incurrence of debt on the consolidated balance sheet of Holdings);

(C)            each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relates to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date); provided that with respect to an Incremental Term Loan the proceeds of which are used to finance a Limited Condition Acquisition for which a LCA Election has been made, the Persons providing such Incremental Term Loan may agree to customary “funds certain provisions” similar to the Specified Representations herein that include that the representations and warranties by any Loan Party contained herein or in any of the Loan Documents shall instead be required to be accurate in all material respects on the date on which the Limited Condition Acquisition Agreement is executed and delivered by the parties thereto, other than the “SunGard” representations and warranties, which must be accurate also upon the consummation of such Limited Condition Acquisition; and

(D)            the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying as to the foregoing;

(ii)            such Incremental Facility shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as agreed by the Administrative Agent);

(iii)            the Administrative Agent shall have received additional commitments in a corresponding amount of such requested Incremental Facilities from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees; and

(iv)            the Administrative Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto (including in respect of applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the FCPA and the Beneficial Ownership Regulations), all in form and substance reasonably satisfactory to the Administrative Agent.

(c)            Terms.

(i)            Subject to clause (B) below, any Incremental Revolving Loan Commitments shall be on the same terms (as amended from time to time) as, and pursuant to documentation applicable to, shall rank pari passu in right of payment priority with respect to, and share ratably in rights in the Collateral and the Guaranty Agreement with respect to, the initial Revolving Loans.

(ii)            In the case of any Incremental Term Loans:

(A)            such Incremental Term Loans shall (A) rank pari passu in right of payment priority with the existing Term Loans (including, without limitation with respect to mandatory prepayments), (B) share ratably in rights in the Collateral and the Guaranty Agreement, (C) have a maturity date that is no earlier than the final maturity date for the Term Loans, and (D) have a weighted average life to maturity that is no shorter than the remaining weighted average life to maturity of the Term Loans;

(B)            if the Effective Yield applicable to any Incremental Facility exceeds by more than 0.50% per annum the corresponding Effective Yield applicable to the initial Term Loans (the “Existing Facility” and the amount of such excess above 0.50% being referred to herein as the “Yield Differential”), then the Applicable Margin with respect to the Existing Facility shall automatically be increased by the applicable Yield Differential, effective upon the applicable Incremental Effective Date (it being agreed that to the extent the Effective Yield with respect to such Incremental Facility is greater than the Effective Yield of the Existing Facility solely as a result of a higher index floor, then the increased interest rate applicable to the Existing Facility shall be effected solely by increasing the index floor applicable thereto); and

(C)            except with respect to amortization, pricing and final maturity as set forth in this clause (ii), any Incremental Term Loans shall be on terms as agreed between the Borrower and the Lenders with respect to such Incremental Term Loan; provided that to the extent such terms are not consistent with the Existing Facility (except as permitted in clauses (A) and (B) above), the covenants, events of default and guaranties of any such Incremental Term Loans shall not be materially more restrictive to Holdings and its Subsidiaries than the terms of the Existing Facility (as reasonably determined by the Borrower in good faith), unless (1) the Lenders under the Existing Facility also receive the benefit of such more restrictive terms (it being understood to the extent that any covenant is added for the benefit of any Incremental Facility, no consent shall be require from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of the Existing Facility), (2) any such provisions apply only after the Term Loan Maturity Date, or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower.

(d)            Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Facility Amendment”) may, without the consent of any Lenders other than the Lenders providing the applicable Incremental Facility, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16. For the avoidance of doubt, this Section 2.16(d) shall supersede any provisions in Section 11.10. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including, without limitation, compliance with Section 4.4. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Facility, (i) Revolving Loans made under such Incremental Revolving Loan Commitment are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Loan Commitment shares ratably in the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and as such other conditions as requested by the Lenders under the Incremental Facility established in connection therewith.

Section 3      Conditions Precedent.

The obligation of each Lender to advance any Loan or of each L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1           Credit Events. At the time of each Credit Event hereunder:

(a)            each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);

(b)            no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

(c)            in the case of a Borrowing, the Administrative Agent shall have received the Loan Notice required by Section 2.5, in the case of the issuance of any Letter of Credit, the applicable L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees required to be paid at such time under Section 2.12, and, in the case of an extension or increase in the amount of a Letter of Credit, the applicable L/C Issuer shall have received a written request therefor in a form reasonably acceptable to such L/C Issuer together with fees required to be paid at such time under Section 2.12.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in Sections 3.1(a) through 3.1(c), both inclusive. Notwithstanding the foregoing, in the case of a Borrowing of an Incremental Term Loan the proceeds of which are to be used to finance a substantially concurrent Limited Condition Acquisition for which a LCA Election has been made, in accordance with Section 2.16, (x) clause (a) above shall be subject to the proviso set forth in clause (C) of Section 2.16(b)(i) and (y) clause (b) above shall be subject to the proviso set forth in clause (A) of Section 2.16(b)(i).

Section 3.2            Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)            the Administrative Agent shall have received this Agreement duly executed by Alaska Communications Systems Group, Holdings, the other Guarantors and the Lenders;

(b)            the Administrative Agent shall have received for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.11(d);

(c)            the Administrative Agent shall have received (i) the Security Agreement duly executed by the Loan Parties, together with (A) original stock certificates or other similar instruments representing all of the issued and outstanding Equity Interests in Alaska Communications Systems Group and each Subsidiary as of the Closing Date, (B) stock powers or similar transfer powers executed in blank and undated for the Collateral consisting of the Equity Interests in Alaska Communications Systems Group and each Subsidiary, (C) UCC financing statements to be filed against the Loan Parties, as debtors, in favor of the Administrative Agent, as secured party, and (D) patent, trademark, and copyright collateral agreements, if applicable; and (ii) financing statement and, as appropriate, tax and judgment lien search results against the Loan Parties and their Property evidencing the absence of Liens thereon, except for Permitted Liens;

(d)            The Closing Date Refinancing shall have been consummated prior to or substantially concurrently with the funding of the initial Credit Event;

(e)            the Administrative Agent shall have received a customary opinion of Morrison & Foerster LLP, counsel to the Loan Parties, and Holland & Hart LLP, local counsel to the Loan Parties in the State of Alaska, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(f)            the Administrative Agent shall have received copies of each Loan Party’s Organization Documents, certified in each instance by its President, Secretary, Assistant Secretary, Chief Financial Officer or other officer reasonably acceptable to the Administrative Agent and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(g)            the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by its President, Secretary, Assistant Secretary, Chief Financial Officer or other officer reasonably acceptable to the Administrative Agent;

(h)            the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the jurisdiction of its formation, incorporation or organization, as applicable;

(i)            (i) all fees of the Left Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date pursuant to the Fee Letter, and (ii) all expenses of the Left Lead Arranger and the Administrative Agent (including the fees and expenses of counsel (including any special or local counsel) for the Left Lead Arranger and the Administrative Agent) required to be paid on the Closing Date pursuant to the Commitment Letter that have been invoiced not later than three (3) Business Days prior to the Closing Date, in the case of each of clauses (i) and (ii) above, shall have been or substantially concurrently with the initial funding of the Credit shall be paid (which amounts in clause (i) may be offset against the proceeds of the Credit);

(j)            the Administrative Agent shall have received copies of insurance certificates and endorsements of insurance meeting the requirements set forth in the Loan Documents; and

(k)            each of the Lenders and the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, (A) all documentation and other information that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and that the Administrative Agent or any Lender has requested at least five (5) Business Days prior to the Closing Date, and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to the extent requested by the Administrative Agent or any Lender at least five (5) days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”).

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4      The Collateral and Guaranties.

Section 4.1           Collateral. The Secured Obligations shall be secured by (a) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in all Equity Interests held by such Person in each of its Subsidiaries (other than any such Equity Interests constituting Excluded Property), whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in all personal property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that the Collateral shall not include Excluded Property.

Section 4.2           [Reserved].

Section 4.3           Guaranties. The payment and performance of the Secured Obligations shall at all times be jointly and severally guaranteed by each Guarantor pursuant to one or more Guaranty Agreements.

Section 4.4            Further Assurances; Additional Subsidiaries.

(a)            Each Loan Party agrees that it shall from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral as required by this Section 4. In the event any Loan Party forms or acquires any Subsidiary (other than an Excluded Subsidiary) after the Closing Date, the Loan Parties shall within forty five (45) days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) of such formation or acquisition cause such newly formed or acquired Subsidiary to execute an Additional Guarantor Supplement (or other Guaranty Agreement reasonably satisfactory to the Administrative Agent) and such Collateral Documents as the Administrative Agent may reasonably request to comply with this Section 4, and the Loan Parties shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided that upon any Subsidiary that is an Excluded Subsidiary no longer constituting an Excluded Subsidiary, such Subsidiary shall be comply with this Section 4.4(a) as if such Subsidiary had been formed or acquired on the date such Subsidiary no longer constitutes an Excluded Subsidiary.

(b)            In the case of (i) each headquarter location of the Loan Parties and each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $2,000,000, the Loan Parties will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (A) requested by the Administrative Agent and (B) the Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent).

Section 4.5           Cash Collateral. Promptly upon the request of the Administrative Agent, an L/C Issuer (x) at any time that there shall exist a Defaulting Lender (solely to the extent the reallocation described in Section 9.6(a)(iv) cannot, or can only partially, be effected, or (y) otherwise as required hereby, including as required by Sections 2.3(b) and 9.6(a)(v), the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 9.6(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender or to cover such other amount required hereby.

(a)            Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate blocked, non-interest bearing collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers.

The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.5 or Sections 2.3(b) or 9.6(a)(v), or any other Section hereof in respect of Letters of Credit, shall be applied to the satisfaction of the specific Reimbursement Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Release. (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations giving rise thereto shall be released promptly following the elimination of the applicable Fronting Exposure and other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its permitted assignee)), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrower shall have made payment of all such obligations referred to in this Section 4.5 above, (B) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (C) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, and (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.5 may be otherwise applied in accordance with Section 2.9), and (y) the Person providing Cash Collateral and an L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 5      Representations and Warranties.

Each Loan Party represents and warrants to each Lender, the Administrative Agent, and each L/C Issuer as follows:

Section 5.1           Organization and Qualification. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing under the laws of the jurisdiction of its organization, (c) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (d) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (a), (b) (other than with respect to the Borrower where failure to maintain such good standing is not curable or results in the dissolution of the Borrower), (c) and (d), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2           Authority; Enforceability; Non-Contravention.

(a)            The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue the Notes (if any), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.

(b)            Each Guarantor has the power and authority to enter into the Loan Documents executed by it, to guarantee the Secured Obligations, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.

(c)            The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(d)            The execution, delivery and performance of this Agreement and the other Loan Documents do not (i) contravene or violate any applicable provision of the Organization Documents of any Loan Party, (ii) contravene or violate any applicable Law binding upon and Loan Party in any material respect, (iii) violate or constitute a default under (A) any Material Agreement, or (B) any covenant, indenture or agreement of or affecting the any Loan Party or any of its Property, in each case in this clause (B) where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any Property of any Loan Party other than Permitted Liens or the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents, except in the case of this clause (iv) with respect to any creation or imposition to the extent that such creation or imposition could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.3            Financial Reports.

(a)            The audited consolidated balance sheet of Holdings and its Subsidiaries for the most recent fiscal year ended (commencing with the fiscal year ending December 31, 2024), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of Holdings and its Subsidiaries for the most recent fiscal quarter ended (commencing with the fiscal quarter ending September 30, 2024), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

Section 5.4           No Material Adverse Change. Since December 31, 2023, there has been no development or event that has caused or evidenced, either individually or in the aggregate, a Material Adverse Effect.

Section 5.5           Litigation and Other Controversies. There is no litigation, arbitration, labor controversy or governmental proceeding pending or, to the knowledge of any Loan Party, threatened (in writing) against any Loan Party or any of its Subsidiaries, or any of their respective Property, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.6            True and Complete Disclosure.

(a)            As of the Closing Date, no written statement or information in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of the Loan Parties or any of their Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein (other than projections, budgets, estimates, other forward looking information and information of a general economic or industry-specific nature), when taken as a whole (after giving effect to all supplements and updates thereto from time to time), when furnished, contains any untrue statements of a material fact or omits a material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which such statement or information was provided. With respect to projected financial information furnished by or on behalf of the Loan Parties or any of their Subsidiaries, the Loan Parties only represent and warrant that such information is prepared in good faith based upon assumptions and estimates believed to be reasonable at the time of preparation and at the time of delivery, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, that the projections therein are subject to significant uncertainties and contingencies many of which are beyond the Loan Parties’ control, and that actual results during the period or periods set forth covered thereby may differ from the projected results and that such differences may be material and the Loan Parties make no representation or warranty as to the attainability of such projections or as to whether such projections will be achieved or will ever materialize; and

(b)            As of the Closing Date, to the knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.7            Use of Proceeds; Margin Stock.

(a)            The Borrower shall use all proceeds of the Term Loans to refinance existing indebtedness (including the Closing Date Refinancing), to pay Closing Date Transaction Costs and for general corporate purposes.

(b)            The Borrower shall (i) use proceeds of the Revolving Credit on the Closing Date, to issue Letters of Credit to replace or backstop existing letters of credit of the Borrower and its Subsidiaries and to pay certain Closing Date Transaction Costs, and (ii) use proceeds of the Revolving Credit and any Incremental Facilities for working capital purposes, capital expenditures, and other general corporate purposes, including, the making of Investments (including Permitted Acquisitions) and Restricted Payments permitted hereunder, of the Borrower and its Subsidiaries in each case not in contravention of any Law or of any Loan Document.

(c)            No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds of Loans will violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock constitutes less than 25.0% of the value of those assets of the Loan Parties and their Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8           Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries has timely filed or caused to be timely filed all federal, and state income tax returns and reports required to be filed by such Loan Party and/or any of its Subsidiaries. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries has paid all Taxes payable by them other than Taxes which are not overdue, except those that are being contested in good faith and by appropriate legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens).

Section 5.9             ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (a) no ERISA Event has occurred and no Loan Party or any member of its Controlled Group is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan; (b) each Plan is in compliance with all applicable Laws; and (c) there are no existing or pending (or to the knowledge of the Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan or Welfare Plan. No Lien has been imposed under Section 430(k) of the Code or Sections 303 or 4068 of ERISA on any asset of a Loan Party or a Subsidiary of a Loan Party that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Loan Parties are not and will not be (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code, as determined pursuant to Section 3(42) of ERISA, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 5.10          Subsidiaries. Schedule 5.10 identifies as of the Closing Date (a) each Subsidiary and (b) the following information for each Subsidiary: (i) jurisdiction of its organization; and (ii) the percentage of issued and outstanding interests of each class of its Equity Interests owned by any Loan Party and/or its Subsidiaries; and, if such percentage is not 100.0% (excluding directors’ qualifying shares as required by Law), a description of each class of its authorized Equity Interests and the number of interests of each class issued and outstanding. All of the outstanding Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable (to the extent such concepts are applicable thereto) and, as of the Closing Date, all such Equity Interests indicated on Schedule 5.10 as owned by a Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or Subsidiary free and clear of all Liens, other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens. As of the Closing Date, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Equity Interests of any Subsidiary.

Section 5.11          Compliance with Laws. The Loan Parties and their Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their Property, except as such noncompliance as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12          Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries: (i) is and has been in compliance with all applicable Environmental Laws; and (ii) has obtained all permits, licenses and approvals required by Environmental Laws, all such permits, licenses and approvals are in full force and effect and each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and approvals. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Loan Parties and their Subsidiaries, Environmental Claims threatened against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences that, to the knowledge of the Loan Parties and their Subsidiaries, could reasonably be expected to (i) form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries, or (ii) cause any such real property to be subject to any restrictions on its ownership, occupancy, use or transferability under Environmental Laws. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries or at any off-site location for which any Loan Party or any of its Subsidiaries is liable, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.13         Regulated Entities. No Loan Party nor any of its Subsidiaries is (a) required to register as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents; provided, that the ability to pledge or grant a security interest in any FCC Authorization or any PUC Authorization of a Loan Party may be prohibited by and shall be subject to the Communications Laws.

Section 5.14          Intellectual Property. Each Loan Party and each of its Subsidiaries owns or has obtained licenses or other rights of whatever nature to all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the intellectual property rights of others except for such conflicts and any failure to own or obtain such licenses and other rights, as the case may be, as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15         Good Title. The Borrower and its Subsidiaries have good and indefeasible title, or valid leasehold interests, to their assets as reflected on Holdings’ most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title or interests that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16         Labor Relations. No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties and their Subsidiaries, threatened in writing against any Loan Party or any of its Subsidiaries and (b) to the knowledge of the Loan Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17         Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority, necessary to conduct their businesses in the manner conducted as of the date hereof, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened in writing, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18          Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, including, without limitation, the FCC and each state PUC, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings which are necessary to release Liens granted pursuant to the document related to the Indebtedness to be refinanced on the Closing Date, (c) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents, and (d) filings, authorizations, consents, licenses, exemptions or registrations the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19         Solvency. The Loan Parties and their Subsidiaries are, on a consolidated basis, Solvent as of the Closing Date after giving effect to the Closing Date Transactions and the Credit Events on the Closing Date.

Section 5.20          [Reserved].

Section 5.21          No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22          Sanctions.

(a)            Each Loan Party is in compliance with the requirements of all Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance with the requirements of all Sanctions Programs applicable to such Subsidiary. Each Loan Party has provided to the Administrative Agent, the L/C Issuers, and the Lenders all information regarding such Loan Party and its Subsidiaries requested by the Administrative Agent, the L/C Issuers, and the Lenders necessary for such Person to comply with all applicable Sanctions Programs. Neither any Loan Party nor any of its Subsidiaries, nor to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employer, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) named on the current OFAC SDN List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority under Sanctions Programs, (ii) currently the subject or target of any Sanctions Programs or (iii) located, organized or resident in a Designated Jurisdiction.

(b)            No part of the proceeds of the Loans will be used, directly or indirectly, in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, a Lead Arranger, the Administrative Agent, an L/C Issuer or otherwise) of Sanctions Programs or other anti-terrorism or anti-money laundering laws.

(c)            No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.23         Insurance. The properties of Holdings and its Subsidiaries are insured with licensed insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound reputable insurance companies not Affiliates of Holdings (after giving effect to any self-insurance reasonable and customary for similarly situated companies engaged in similar businesses as Holdings and its Subsidiaries), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

Section 5.24         Collateral. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the holders of Secured Obligations, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings and other actions completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents (in each case subject to any time period after the Closing Date for the completion of such filings or other actions as may be agreed in this Agreement or any other Loan Documents), no filing or other action will be necessary to perfect or protect such Liens.

Section 5.25          Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 5.26         USAC Compliance. Except as set forth on Schedule 5.26, (a) each Loan Party has complied with all requirements, rules, restrictions, and other terms and conditions associated with the receipt and use of funding from any Universal Service Program; (b) to the Borrower’s knowledge, there are no pending audits or investigations by any Governmental Authority or USAC threatened in writing regarding the Loan Parties’ use of, or entitlement to, any funding received from any Universal Service Program; and (c) all data and other reports submitted to any Governmental Authority or USAC in connection with participation by the Loan Parties in any Universal Service Program, including but not limited to submissions to the High Cost Universal Broadband portal maintained by USAC, are true, correct, and complete in all material respects.

Section 5.27          FCC and PUC Authorizations.

(a)            Schedule 5.27(a) sets forth all FCC Authorizations and PUC Authorizations held by any Loan Party, or Subsidiary thereof, as of the Closing Date. Each FCC Authorization and PUC Authorization is issued in the name of one of the Loan Parties or its Subsidiary. Each FCC Authorization and PUC Authorization, is free and clear of all Liens, except with respect to Permitted Liens or encumbrances that apply under the Communication Laws generally to authorizations similar to the FCC Authorizations or PUC Authorizations, as applicable. There is no condition outside of the ordinary course imposed on any FCC Authorization by the FCC nor any PUC Authorization by the applicable PUC, except for those conditions imposed generally upon authorizations similar to the FCC Authorizations or PUC Authorizations or as set forth on the face of the applicable FCC Authorization or PUC Authorization. The Loan Parties’ FCC Authorizations and PUC Authorizations are all of the material licenses, permits, permissions and other authorizations of the FCC and PUCs necessary to operate the Loan Parties’ business as now conducted, except for any such FCC Authorization or PUC Authorization the lack of which would not have a Material Adverse Effect.

(b)            Except as set forth on Schedule 5.27(b), the grant or assignment of each FCC Authorization to the Loan Parties was approved by the FCC or its staff by delegated authority.

(c)            Each FCC Authorization and PUC Authorization is validly issued and in full force and effect.

(d)            Except as set forth on Schedule 5.27(d), there is no proceeding currently pending before the FCC or any PUC or, to the Loan Parties’ knowledge, threatened in writing by a Person specifically relating to any FCC Authorization or PUC Authorization or the Loan Parties, which proceeding could reasonably be expected to result in a Material Adverse Effect, and except for any rulemaking proceedings of general applicability before the FCC or a PUC, as the case may be.

(e)            Except as could not be reasonably expected to have a Material Adverse Effect, all payments to any applicable Governmental Authority for or required with respect to each FCC Authorization and PUC Authorization have been timely made.

(f)            Except as could not be reasonably expected to have a Material Adverse Effect, all material reports to the FCC (if any) required to be filed with the FCC with respect to the FCC Authorizations and all material reports to the applicable PUC (if any) with respect to any PUC Authorization, have been timely filed, and all such filings are complete and accurate in all material respects, and the Loan Parties have not incurred, or if incurred the Loan Parties have fully discharged, any fine, charge or other liability resulting from any noncompliance with respect to the FCC Rules.

(g)            No material FCC Authorization or any PUC Authorization is subject to any proceeding pending by or before the FCC or any PUC that could reasonably be expected to result in the revocation, cancellation, termination, modification, non-renewal or forfeiture of any such FCC Authorization or PUC Authorization, except for any such proceedings that could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.28      Absence of Certain Changes. Since the date on which the Loan Parties acquired each FCC Authorization and PUC Authorization that is material to the business of Holdings and its Subsidiaries, each such FCC Authorization and PUC Authorization has been held and maintained in the ordinary course and there has not occurred nor does there exist any fact, circumstance, occurrence, condition, act, event or omission which has resulted in, or could, individually or in the aggregate, reasonably be expected to result in any loss, material impairment or materially adverse modification of any such FCC Authorization or PUC Authorization.

Section 6         AFFIRMATIVE Covenants.

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

Section 6.1            Information Covenants. Furnish to the Administrative Agent:

(a)            Quarterly Reports. Within 55 days after the end of the first three fiscal quarters of each fiscal year of Holdings, commencing with the fiscal quarter of Holdings ending September 30, 2024, a copy of Holdings’ consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by Holdings in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the chief financial officer or other financial or accounting officer of Holdings reasonably acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)            Annual Statements. Within 120 days after the close of each fiscal year of Holdings, commencing with the fiscal year of Holdings ending December 31, 2024, a copy of Holdings’ consolidated balance sheet as of the last day of the fiscal year then ended and Holdings’ consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion (unqualified as to the scope of such audit and any “going concern” or like qualification or exception) of a firm of independent public accountants of recognized regional or national standing selected by Holdings or any other public accountants reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall include PricewaterhouseCoopers LLP), to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c)            Officer’s Certificates. Concurrently with the delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b), a Compliance Certificate (A) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (B) commencing with the fiscal quarter of Holdings ending September 30, 2024, showing the Borrower’s compliance with the covenants set forth in Section 7.7 and (C) attaching a copy of management’s discussion and analysis for with respect to such financial statements.

(d)            Budgets. As soon as available, beginning with the fiscal year ending December 31, 2024, but in any event no later than 60 days after the first day of each fiscal year of Holdings, a reasonably detailed budget in form reasonably satisfactory to the Administrative Agent (including budgeted consolidated statements of income, and sources and uses of cash and balance sheets for Holdings and its Subsidiaries) of Holdings and its Subsidiaries in reasonable detail for the four fiscal quarters of such fiscal year.

(e)            Notice of Default or Material Adverse Effect. Promptly, and in any event within five (5) Business Days after any Responsible Officer of any Loan Party obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto.

(f)            Notice of Litigation or Other Material Events. Promptly, and in any event within five (5) Business Days after any Responsible Officer of any Loan Party obtains knowledge thereof, notice of (i) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Loan Party or any Subsidiary of any Loan Party and any Governmental Authority, including, without limitation, the FCC, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (ii) any material change in accounting or financial reporting practices, and (iii) the occurrence of any Disposition, Event of Loss or incurrence of Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.8(b).

(g)            Management Letters. Promptly after any Loan Party’s receipt thereof, a copy of each report or any “management letter” submitted to any Loan Party or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.

(h)            Governmental Notices. As soon as practicable, and in any event within thirty (30) days after the issuance, filing or receipt thereof, (i) with respect to any FCC Authorization or PUC Authorization that is material to the business of the Borrower or any of its Subsidiaries, copies of any material order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any such FCC Authorization or PUC Authorization, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of the Borrower or any of its Subsidiaries pursuant to any such FCC Authorization or PUC Authorization, and (ii) any material citation, notice of violation or order to show cause issued by the FCC or other Governmental Authority or any material complaint filed by or with the FCC or any PUC or a petition to deny any application, in each case with respect to the Borrower or any of its Subsidiaries.

(i)            FCC and PUC Notices. As soon as practicable (and in any event within five (5) Business Days after any Responsible Officer of any Loan Party obtains knowledge thereof) notice of any suspension or termination of any FCC Authorization or PUC Authorization which could reasonably be expected to have a Material Adverse Effect.

(j)            Other Information. From time to time, such other information or documents (financial or otherwise) regarding the business, financial or corporate affairs of the Loan Parties and their Subsidiaries as the Administrative Agent may reasonably request.

Notwithstanding anything to the contrary contained in this Agreement, (i) any financial statements required to be provided pursuant to Sections 6.1(a) and 6.1(b) may be those of Parent, so long as the same includes a consolidating schedule with financial information (including a consolidated balance sheet, statements of income, retained earnings, and cash flows statements) solely relating to Holdings and its Subsidiaries, which, for the avoidance of doubt, when delivered in connection with the financial statements delivered pursuant to Section 6.1(b), shall be audited and (ii) upon delivery of any such financial statements, any reference herein to financial statements of Holdings and its Subsidiaries shall be deemed a reference to such financial statements of the Parent.

Documents required to be delivered pursuant to Section 6.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.8; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.21); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Nothing in this Section 6.1, Section 6.2 below or any other provision of this Agreement or any other Loan Document shall require the Loan Parties or any of their Affiliates to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv), provided that, in each case, the Loan Parties shall have notified the Administrative Agent that certain information is being excluded in reliance on this paragraph.

Section 6.2           Inspections. Permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of such Loan Party or such Subsidiary, and to examine the financial records and corporate books of such Loan Party or such Subsidiary, and discuss the affairs, finances, and accounts of such Loan Party or such Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Administrative Agent may request; provided that, so long as no Event of Default exists, (a) reasonable prior written notice of any such visit, inspection, or examination shall be provided to the Borrower, (b) only the Administrative Agent, on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.2, (c) such visit, inspection, or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld and (d) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year. The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for examinations of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time reasonably request; provided, however, that in the absence of any Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one (1) such examination per calendar year; provided, further, that no officers, representatives and agents of the Administrative Agent or any Lender may exercise the rights of visitation and inspection hereunder with respect to any property of any Loan Party or any Subsidiary until such Loan Party or such Subsidiary, as applicable, has reopened such property from COVID-19 safety closures, and thereafter, such officers, representatives and agents of the Administrative Agent or any Lender shall only conduct such visits or inspections in accordance with (A) applicable Laws, including, for the avoidance of doubt, any guidelines published by the Centers of Disease Control and Prevention and (B) the reasonable safety and health policies and/or procedures maintained at such time by such Loan Party or such Subsidiary, as applicable, to the extent that such health policies and/or procedures are not maintained by such Loan Party or such Subsidiary in order to circumvent the requirements of this Section 6.2.

Section 6.3            Maintenance of Property and Insurance; Environmental Matters; Books and Records.

(a)            (i) Keep its material Property, plant, and equipment in good repair, working order and condition, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) make all necessary repairs thereto and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (iii) maintain in full force and effect, with licensed insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound reputable insurance companies not Affiliates of Holdings (after giving effect to any self-insurance reasonable and customary for similarly situated companies engaged in similar businesses as Holdings and its Subsidiaries), insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon reasonable request full information as to the insurance so carried. In any event, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents.

(b)            Without limiting the generality of Section 6.3(a), each Loan Party and its Subsidiaries shall: (i) materially comply with, and maintain all real property owned or operated by any Loan Party or any of its Subsidiaries in material compliance with, applicable Environmental Laws; (ii) obtain and maintain in full force and effect all permits, licenses and approvals required for its operations and the occupancy of its properties by Environmental Laws; (iii) cure as soon as reasonably practicable any violation of applicable Environmental Laws; (iv) not, and shall not permit any other Person to, own or operate on any of its properties any underground storage tank, landfill, dump or hazardous waste treatment, storage or disposal facility as defined pursuant to Environmental Laws; and (v) shall not use, generate, treat, store, Release or dispose of Hazardous Materials at or on any real property owned or operated by any Loan Party or any of its Subsidiaries except in the ordinary course of its business and in compliance with all Environmental Laws, except, in each case, to the extent that such non-compliance with Environmental Laws could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries shall conduct any investigation, study, sampling and testing, abatement, cleanup, removal, remediation or other response or preventative action necessary to remove, remediate, prevent, cleanup or abate any Release or threatened Release of Hazardous Materials or any migration or continuation thereof required by Environmental Laws, except to the extent that such non-compliance with Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

(c)            Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

Section 6.4           Compliance with Laws. Comply in all respects with the requirements of all Laws, rules, regulations, ordinances and orders of any Governmental Authority applicable to such Loan Party or any of its Subsidiaries’ Property or business operations, except where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than Permitted Liens).

Section 6.5            ERISA. Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.

Section 6.6           Payment of Taxes. Pay and discharge, all Taxes imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP, or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.7            Preservation of Existence. Do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its existence and, (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights that are necessary for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted, except for such patents, trademarks, copyrights, and other proprietary rights which, in the Loan Parties’ reasonable good faith determination, are no longer used, useful, or valuable to their respective businesses; provided, however, that nothing in this Section 6.7 shall prevent, to the extent permitted by Section 7.3, sales of assets by the Loan Parties or any of their Subsidiaries, the dissolution or liquidation of any Subsidiary of any Loan Party, or the merger or consolidation between or among the Subsidiaries of any Loan Party.

Section 6.8           Use of Proceeds. Use the proceeds of the Credit Events for the purposes set forth in Section 5.7.

Section 6.9            Compliance with Sanctions Programs; Anti-Corruption Laws.

(a)            Comply with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all Sanctions Programs applicable to such Subsidiary.

(b)            Provide the Administrative Agent any information that is reasonably requested regarding such Loan Party and its Subsidiaries necessary for the Administrative Agent, the L/C Issuers, and the Lenders to comply with all applicable Sanctions Programs.

(c)            If any Loan Party obtains actual knowledge or receives any written notice that such Loan Party or any Subsidiary is named on the then current OFAC SDN List, HMT’s Consolidated List of Financial Sanctions Targets or the Investment Ban List, or any similar list enforced by any other relevant sanctions authority under Sanctions Programs, or is the subject or target of any Sanctions Program (such occurrence, a “Sanctions Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent, the L/C Issuers, and the Lenders of such Sanctions Event, and (ii) comply with all applicable Laws with respect to such Sanctions Event (regardless of whether the party included on any applicable list is located within the jurisdiction of the United States of America), including the Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent, the L/C Issuers, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuers, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable Laws with respect to any such Sanctions Event, including the requirements of the Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to applicable authorities under Sanctions Programs).

(d)            Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such Laws.

Section 6.10          Material Agreements. Perform and observe all the terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Agreement, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.11          Maintenance of FCC Authorizations and PUC Authorizations. Maintain each FCC Authorization and PUC Authorization that is material to its business in full force and effect, and timely comply in all material respects with all applicable Laws with respect thereto; and shall not seek the adverse modification of any FCC Authorization or PUC Authorization without prior consultation with the Administrative Agent, except as such modification could not reasonably be expected to have a Material Adverse Effect.

Section 6.12          CoBank Equity and Security.

(a)            So long as CoBank (or its Affiliate) is a Lender hereunder, the Borrower shall (i) maintain its status as an entity eligible to borrow from CoBank (or its Affiliate) and (ii) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its Affiliate) may not exceed the maximum amount permitted by the Bylaws and Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (x) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (y) CoBank’s Notice to Prospective Stockholders and (z) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b)            Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.

(c)            Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Secured Obligations; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Secured Obligations for such value as may be required pursuant applicable Law and CoBank’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Obligations due to the Administrative Agent, any other Lender or any other holder of the Secured Obligations; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Secured Obligations are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by Borrower or any other Loan Party, or at any other time, either for application to the Secured Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Secured Obligations is the sole responsibility of the Borrower.

Section 7      NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1            Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, including liabilities under any Hedge Agreement, except:

(a)            the Secured Obligations; provided that the maximum amount of Designated Letter of Credit Liabilities permitted by this clause (a) shall not exceed the Other Obligations Cap;

(b)            Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)            intercompany Indebtedness among Holdings and its Subsidiaries, including Guarantees of Indebtedness of any Loan Party or a Subsidiary thereof to the extent permitted by Section 7.4;

(d)            purchase money Indebtedness and Capitalized Lease Obligations of the Loan Parties and their Subsidiaries and any Permitted Refinancing in respect thereof, in addition to the amounts set forth on Schedule 7.1, in an amount not to exceed the greater of (i) $20,000,000 and (ii) 20.0% of Consolidated EBITDA for the most recently ended LTM Period in the aggregate at any one time outstanding;

(e)            Indebtedness incurred in the ordinary course of business under (i) appeal bonds or similar instruments and (ii) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers compensation claims, health, disability or other employee benefits;

(f)            unsecured Indebtedness representing deferred compensation or other similar obligations to officers, directors, members of management or employees incurred in the ordinary course of business;

(g)            Indebtedness consisting of take or pay obligations contained in supply arrangements in the ordinary course of business;

(h)            Indebtedness existing on the Closing Date described on Schedule 7.1 together with any Permitted Refinancings thereof;

(i)            performance guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties and their Subsidiaries;

(j)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts maintained by the Loan Parties and their Subsidiaries as a part of their cash management program incurred in the ordinary course of business so long as such Indebtedness is promptly repaid;

(k)            (i) Indebtedness of any Subsidiary that is not a Loan Party and any Permitted Refinancing in respect thereof and (ii) Guarantees by (A) any non-Loan Party of Indebtedness of another non-Loan Party and (B) any Loan Party of Indebtedness of another non-Loan Party; provided that the aggregate amount of all such Indebtedness and Guarantees under this clause (k) does not exceed $5,000,000 at any one time outstanding;

(l)            Indebtedness incurred by any Loan Party or any of their respective Subsidiaries constituting indemnification, adjustment of purchase price (including earn-out obligations) or similar obligations, in each case, incurred in connection with a Permitted Acquisition or Dispositions of any business or assets permitted hereunder;

(m)            Indebtedness of the Loan Parties and their Subsidiaries consisting of promissory notes issued by such Loan Party or such Subsidiary to present or former directors, officers, members of management or employees of such Loan Party or such Subsidiary or their respective estates, heirs, family members, spouses or former spouses (in each case, unrelated to any Investor) to finance the purchase or redemption of the Equity Interests of such Loan Party or such Subsidiary permitted by Section 7.5(c) in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(n)            Indebtedness assumed in connection with any Permitted Acquisition and Indebtedness of any new Subsidiary acquired in a Permitted Acquisition and any Permitted Refinancing in respect thereof; provided that (i) any such Indebtedness is not created in anticipation or contemplation of such Permitted Acquisition and (ii) all such Indebtedness, when combined with any Indebtedness permitted under clause (o) below, does not exceed $10,000,000 in the aggregate at any one time outstanding;

(o)            Indebtedness of any Subsidiary incurred to finance a Permitted Acquisition and any Permitted Refinancing in respect thereof; provided that (i) such Indebtedness is unsecured and subordinated in right of payment to the Obligations in form and substance satisfactory to the Administrative Agent and (ii) all such Indebtedness, when combined with any Indebtedness permitted under clause (n) above, does not exceed $10,000,000 in the aggregate at any one time outstanding;

(p)            Indebtedness consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such Indebtedness does not materially exceed the amount of the premium for such insurance and is financed with the insurer;

(q)            Indebtedness arising as a direct result of judgments against any Loan Party to the extent not constituting an Event of Default under Section 8.1(g);

(r)            conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business;

(s)            Indebtedness arising from agreements of the Loan Parties and their Subsidiaries providing for indemnification and contribution obligations with respect to Permitted Acquisitions or other Investments permitted hereunder;

(t)            Capital Leases for fixed or capital assets acquired for the sole purpose of meeting CAF II Buildout Obligations in an amount not to exceed $5,000,000;

(u)            other Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted by this Section 7.1 and any Permitted Refinancing in respect thereof, in an amount not to exceed the greater of (i) $20,000,000 and (ii) 20.0% of Consolidated EBITDA for the most recently ended LTM Period in the aggregate at any one time outstanding;

(v)            Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections;

(w)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(x)            Indebtedness in respect of (x) workers’ compensation claims and self-insurance obligations (in each case other than for or constituting an obligation for money borrowed), including guarantees or obligations of any of the Borrower and its Subsidiaries with respect to letters of credit supporting such workers’ compensation claims and/or self-insurance obligations and (y)  bankers’ acceptances, bank guarantees, bid, performance, surety bonds or similar instruments issued for the account of the Borrower and its Subsidiaries in the ordinary course of business, including guarantees or obligations of any such Person in the ordinary course of business with respect to bankers’ acceptances and bid, performance or surety obligations (in each case other than for or constituting an obligation for money borrowed); and

(y)            Indebtedness representing any Taxes, assessments or governmental charges to the extent (i) such Taxes are being contested in good faith and adequate reserves have been provided therefor or (ii) that payment thereof shall not at any time be required to be made in accordance with Section 6.6.

Section 7.2            Liens. Create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)            Liens for the payment of Taxes which are not yet delinquent or the payment of which is not required by Section 6.6;

(b)            Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA, other than for contributions accrued but not yet due), good faith cash deposits in connection with bids, tenders, contracts or leases to which any Loan Party or any Subsidiary of any Loan Party is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, to the extent such amounts are so due and remain unpaid for more than thirty (30) days, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(c)            mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which, if they secure obligations that are due and remain unpaid for more than thirty (30) days, are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(d)            Liens created by or pursuant to this Agreement and the Collateral Documents;

(e)            Liens on Property of any Loan Party or any Subsidiary of any Loan Party created solely for the purpose of securing Indebtedness permitted by Section 7.1(d), representing or incurred to finance the purchase price of Property; provided that, (i) no such Lien shall extend to or cover other Property of such Loan Party or such Subsidiary other than the respective Property so acquired and proceeds thereof and accessions thereto, (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property and (iii) such Liens attach to such Property concurrently or within ninety (90) days of the acquisition of such Property; and

(f)            Liens given to a public utility or municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business in the ordinary course of business or the ownership of the assets of a Loan Party; provided that such Liens do not reduce the value of the assets of such Loan Party or materially interfere with the use of such assets in the operation of the business of such Loan Party;

(g)            Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(g);

(h)            Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(i)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (or other agreement under which any Loan Party or any of its Subsidiaries has granted rights to end users to access and use any Loan Party’s or any Subsidiary’s products, technologies, facilities or services) which do not (x) interfere in any material respect with the business of Holdings and its Subsidiaries, taken as a whole, or (y) secure any Indebtedness;

(j)            easements, permits, rights-of-way, title exceptions, survey exceptions, encroachments, restrictions, zoning or building codes or ordinances, other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority, minor defects or irregularities in title and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any Subsidiary of any Loan Party;

(k)            Liens existing on the Closing Date described on Schedule 7.2 securing Indebtedness outstanding on such date and permitted by Section 7.1(h), including replacement Liens on the property currently subject to such Liens securing Indebtedness permitted by Section 7.1(h);

(l)            Liens (i) solely on any cash earnest money deposits made by any Loan Party or any of their Subsidiaries in connection with any letter of intent or purchase agreement or with respect to an Investment permitted hereunder or (ii) consisting of any agreement to consummate a Disposition permitted hereunder or other transaction permitted by Section 7.3;

(m)            purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(n)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o)            Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business and not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Loan Party or any of their Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and their Subsidiaries;

(p)            Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto to the extent permitted under Section 7.1(p);

(q)            Liens on certain Property acquired pursuant to a Permitted Acquisition or certain Property of a Subsidiary of the Borrower in existence at the time such Person becomes a Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of such Subsidiary); provided that (i) such Lien is not an all assets or blanket lien and does not extend to or cover any other assets or Property (other than the proceeds or products thereof and other than after-acquired Property of such acquired Subsidiary) and (ii) the Indebtedness secured thereby is permitted by Section 7.1;

(r)            Liens incurred with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets pursuant to customary reservations or retentions of title arising in the ordinary course of business and not securing Indebtedness for borrowed money;

(s)            Liens on assets and the proceeds therefrom subject to any Sale and Leaseback Transaction permitted by Section 7.12;

(t)            any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement to the Loan Parties or any of their Subsidiaries entered into in the ordinary course of business not prohibited by this Agreement; provided that the same do not in any material respect interfere with the business of the Loan Parties and their Subsidiaries taken as a whole or materially detract from the value of the assets of the Loan Parties and their Subsidiaries taken as a whole;

(u)            encumbrances that apply under the Communications Laws generally applicable to authorizations similar to the FCC Authorizations or PUC Authorizations;

(v)            other Liens securing obligations (including Indebtedness permitted hereunder) in an aggregate amount not to exceed the greater of (i) $20,000,000 and (ii) 20.0% of Consolidated EBITDA for the most recently ended LTM Period;

(w)            Liens which arise under Article 4 of the UCC in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(x)            Liens on assets of Subsidiaries that are not required to become Loan Parties pursuant to Section 4.4; provided that (i) such Liens do not extend to, or encumber, the assets or the Equity Interests of any Loan Party, (ii) such Liens secure only Indebtedness incurred by such Subsidiary pursuant to Section 7.1 and (iii) the aggregate amount of all obligations secured by such Liens does not exceed $7,500,000;

(y)            purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Subsidiary in joint ventures; and

(z)            CoBank’s Liens (including the right of setoff) in the CoBank Equities and in any cash patronage.

Notwithstanding the forgoing, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly create, incur or suffer to exist any Lien securing Indebtedness for borrowed money on any of its owned real properties other than pursuant to Sections 7.2(e), (q), (v) and (x) above.

Section 7.3            Consolidation, Merger, and Sale of Assets. Wind up, liquidate or dissolve its affairs, divide its interests, or merge, or consolidate, or convey, sell, lease, or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section 7.3 shall not prevent:

(a)            the sale and lease of inventory and dark fiber in the ordinary course of business;

(b)            the sale, transfer or other disposition of any property for fair market value that, in the reasonable judgment of the Loan Parties or their Subsidiaries, has become obsolete, or worn out, surplus or is no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(c)            the sale, transfer, lease, or other disposition of Property of (i) any Loan Party to another Loan Party, (ii) any non-Loan Party to any Loan Party, (iii) any non-Loan Party to another non-Loan Party or (iv) any Loan Party to any non-Loan Party in an amount not to exceed $1,000,000 in any fiscal year of the Borrower;

(d)            (i) so long as no Event of Default would result therefrom, (A) the Borrower may merge or consolidate with any of its Subsidiaries; provided that (x) the Borrower is the continuing or surviving Person and (y) the Borrower shall deliver a confirmation and acknowledgement, and other ancillary documents to the Administrative Agent confirming that it is subject to all of the Obligations of the Borrower hereunder; (B) any Subsidiary may merge or consolidate with any other Subsidiary; provided that if a Guarantor is a party to such transaction, the continuing or surviving Person is a Guarantor; and (C) the Borrower or any Subsidiary may merge or consolidate with any other Person in connection with a Permitted Acquisition; provided that (x) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving Person, (y) the Borrower shall deliver a confirmation and acknowledgement, and other ancillary documents to the Administrative Agent confirming that it is subject to all of the Obligations of the Borrower hereunder and (z) if a Guarantor is a party to such transaction, a Guarantor is the surviving Person and (ii) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect;

(e)            the Loan Parties and their Subsidiaries may take any steps necessary to effectuate the Closing Date Transactions;

(f)            the sale, exchange or other disposition of cash and Cash Equivalents in the ordinary course of business;

(g)            the sale, transfer, lease, or other disposition of Property of any Loan Party or any Subsidiary of any Loan Party (including any disposition of Property as part of a Sale and Leaseback Transaction) so long as (i) no Event of Default shall exist or shall result from such disposition, (ii) not less than 75.0% of the aggregate sales price from such disposition shall be paid in cash and (iii) the aggregate fair market value of all assets to be sold by the Loan Parties and their Subsidiaries shall not exceed $7,000,000 in any fiscal year;

(h)            dispositions of equipment, dark fiber or other similar property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property or (iii) is exchanged for assets useful in the business of the Loan Parties and their Subsidiaries in the ordinary course of business; provided that, in each case, to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(i)            the settlement or write-off of accounts receivable or sale, discount or compromise of overdue accounts receivable for collection (i) in the ordinary course of business consistent with past practice, and (ii) with respect to such accounts receivable acquired in connection with a Permitted Acquisition, consistent with prudent business practice;

(j)            the lapse, abandonment or discontinuance of the use or maintenance of any intellectual property if determined by the Borrower in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business;

(k)            the licensing and sublicensing of any intellectual property to third Persons on customary terms and in the ordinary course of business;

(l)            to the extent required by applicable Law, the sale or other disposition of a nominal amount of Equity Interests in any Subsidiary on terms reasonably acceptable to Administrative Agent in order to qualify members of the board of directors or similar governing body of such Subsidiary;

(m)            a disposition consisting of or subsequent to a total loss or constructive loss of Property (including any such loss occurring as a result of condemnation, eminent domain or transfer in lieu thereof); provided the proceeds of any loss are prepaid to the extent required by Section 2.8(b);

(n)            dispositions that constitute Investments permitted by Section 7.4, Permitted Liens permitted by Section 7.2 and Restricted Payments permitted by Section 7.5;

(o)            terminations of leases, subleases, software licenses or software sublicenses, the Disposition or termination of which will not materially interfere with the business of the Borrower and its Subsidiaries;

(p)            the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business;

(q)            the unwinding of any Hedge Agreement;

(r)            any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value and usefulness to the business of the Loan Parties and their Subsidiaries as a whole, as determined in good faith by the Borrower; provided that the aggregate fair market value of assets constituting Collateral that are exchanged for other assets not constituting Collateral pursuant to this clause (r) shall not exceed $7,000,000 over the term of this Agreement;

(s)            other sales or dispositions in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(t)            any grant of an option to purchase, lease or acquire property in the ordinary course of business, so long as the disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.3;

(u)            the sale, lease, sub-lease, license, sub-license, service agreements, product sales, or consignment of tangible or intangible property of the Borrower or its Subsidiaries in the ordinary course of business and leases or subleases at market rates of real property permitted to be disposed of pursuant to clause (b) for which rentals are paid on a periodic basis over the term thereof;

(v)            cancellations of any intercompany Indebtedness among the Loan Parties;

(w)            the disposition by any Subsidiary of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary; provided that a Guarantor may make such disposition only to the Borrower or another Guarantor; and

(x)            the disposition by any Subsidiary which is not a Loan Party of all or substantially all its assets to the Borrower or another Subsidiary.

Section 7.4             Advances, Investments, and Loans. Make an Investment except that this Section 7.4 shall not prevent:

(a)            receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)            Investments in Cash Equivalents;

(c)            Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of suppliers, customers and other account debtors, (ii) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and other account debtors, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes, in each case in the ordinary course of business;

(d)            the Loan Parties’ existing Investments in their respective Subsidiaries on the Closing Date;

(e)            intercompany Investments made from time to time after the Closing Date (i) by a Loan Party to another Loan Party, (ii) by any non-Loan Party to another non-Loan Party, (iii) by any non-Loan Party to any Loan Party; or (iv) by a Loan Party to any non-Loan Party in an aggregate amount of all Investments made under this clause (iv) not to exceed $5,000,000 at any one time outstanding;

(f)             (i) Permitted Acquisitions and (ii) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(g)            the Closing Date Transactions;

(h)            (i) loans and advances to directors, officers, members of management or employees of the Loan Parties and their Subsidiaries made in the ordinary course of business (including any refinancing of such loans) in an aggregate amount not to exceed $2,800,000 at any time outstanding and (ii) non-cash loans and advances to directors, officers, members of management or employees of the Loan Parties and their Subsidiaries for the purpose of purchasing Equity Interests in the Borrower or any direct or indirect parent of the Borrower, only to the extent that the proceeds of such purchase are promptly contributed by such direct or indirect parent, as applicable, to the Borrower as cash common equity;

(i)             to the extent constituting Investments, deposits, prepayments or other credits to suppliers made in connection with obtaining, maintaining or renewing client and customer contracts or in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(j)             Investments received in lieu of cash in connection with any disposition permitted under Section 7.3(g);

(k)            to the extent constituting an Investment and not otherwise permitted by this Section 7.4, mergers, consolidations, dispositions and other transactions expressly permitted by Section 7.3 other than Section 7.3(n);

(l)             Investments in Hedge Agreements permitted under Section 7.1(b);

(m)           Guarantees permitted under Section 7.1;

(n)            (i) Investments existing on the Closing Date and set forth on Schedule 7.4 and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment permitted pursuant to Section 7.4(n)(i); provided that the amount of any Investment permitted pursuant to this Section 7.4(n)(ii) is not increased from the original amount of such Investment on the Closing Date (except to the extent any increased amount in excess of the original Investment is otherwise permitted by this Section 7.4);

(o)            Investments in Joint Ventures and other minority investments not to exceed $10,000,000 in the aggregate at any time outstanding

(p)            other Investments in addition to those otherwise permitted by this Section 7.4 so long as (i) at the time of making such Investment, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Investment (together with any related issuance or incurrence of Indebtedness) as if such Investment had been made on the first day of the applicable period, (A) the Loan Parties shall be in compliance with Section 7.7 recomputed for the most recent LTM Period and (B) the Consolidated Total Net Leverage Ratio recomputed as of the last day of the most recent LTM Period does not exceed 2.50:1.00;

(q)            other Investments in addition to those otherwise permitted by this Section 7.4 in an amount not to exceed the greater of (i) $25,000,000 and (ii) 20.0% of Consolidated EBITDA for the most recently ended LTM Period in the aggregate at any one time outstanding, plus the aggregate amount then available unused capacity to make Restricted Payments pursuant to Section 7.5(e);

(r)             (i) Guarantee obligations of the Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary in the ordinary course of business to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States and (ii) performance Guarantees of the Borrower or any Subsidiary primarily guaranteeing performance of contractual obligations of the Borrower or any Subsidiary in the ordinary course of business to a third party and not primarily for the purposes of guaranteeing payment of Indebtedness;

(s)            Investments in respect of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(t)             to the extent constituting Investments, advances in respect of transfer pricing, cost-sharing arrangements (i.e., “cost-plus” arrangements) and associated “true-up” payments that are (i) in the ordinary course of business and consistent with the historical practices of the Borrower and its Subsidiaries and (ii) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(u)            Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the Borrower or any Subsidiary in connection with any disposition permitted under Section 7.3;

(v)            Investments funded with equity proceeds of Qualified Equity Interests or capital contributions paid in respect of the Equity Interests of Holdings (or a Parent Company) and contributed as cash common equity to the Borrower, in each case, that are not the proceeds of a Cure Amount and which have not otherwise been applied for another purpose;

(w)           the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs; and

(x)            (i) the licensing of intellectual property from third parties, and (ii) the non-exclusive licensing of intellectual property rights to third parties in the ordinary course of business.

Section 7.5            Restricted Payments. Declare or make any Restricted Payments; except that:

(a)            each Subsidiary of the Borrower may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)            Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c)            Holdings and each Subsidiary may purchase or cause to be purchased (and the Borrower may make Restricted Payments to Holdings in amounts to enable it to purchase) the Equity Interests of Holdings or such Subsidiary from present or former directors, officers, members of management or employees of Holdings or any such Subsidiary, their estates, spouses, former spouses and their heirs upon and after the death, disability or termination of employment of such Person in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(d)            Holdings may make (and the Borrower may make payments to Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings;

(e)            after the Closing Date, Holdings and each Subsidiary may make (and the Borrower may make payments to Holdings to enable it to make) other Restricted Payments in addition to those otherwise permitted by this Section 7.5 in an amount not to exceed $8,000,000 in the aggregate in any fiscal year (or with respect to the period from the Closing Date through the end of the fiscal year ending December 31, 2024, $3,600,000); provided that (i) no Event of Default shall exist or would result therefrom and (ii) after giving effect to such Restricted Payment (including any incurrence of Indebtedness in connection therewith) on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants in Section 7.7 recomputed as of the last day of the most recent LTM Period;

(f)             Holdings may repurchase (and the Borrower may make payments to Holdings to enable it to repurchase) through a “cashless exercise” Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings if such Equity Interests netted for such repurchase represent all the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests;

(g)            Holdings and each Subsidiary may make (and the Borrower may make payments to Holdings to enable it to make) other Restricted Payments in addition to those otherwise permitted by this Section 7.5; provided that (i) no Event of Default shall exist or would result therefrom and (ii) after giving effect to such Restricted Payment (including any incurrence of Indebtedness in connection therewith) on a Pro Forma Basis, (A) the Loan Parties shall be in compliance with Section 7.7 recomputed as of the last day of the most recent LTM Period and (B) the Consolidated Total Net Leverage Ratio recomputed as of the last day of the most recent LTM Period does not exceed 2.50:1.00;

(h)            (i) the Borrower and its Subsidiaries may make cash distributions to Holdings, in the amounts necessary to enable Holdings to make Permitted Tax Payments, and (ii) the Borrower and its Subsidiaries may make cash distributions to Holdings, and Holdings may in turn make cash distributions to Parent, in the amounts necessary to enable Parent to make Permitted Tax Payments;

(i)             the Borrower may declare and directly or indirectly pay cash dividends and distributions to Holdings for redistribution to any direct or indirect parent thereof (x) for customary and reasonable out-of-pocket expenses, legal and accounting fees and expenses and overhead of such Person incurred in the ordinary course of business to the extent attributable to the business of the Borrower and its Subsidiaries and (y) to effect the payments contemplated by Section 7.6(f);

(j)             so long as no Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom, the Borrower may make distributions to Holdings or any direct or indirect parent of Holdings to pay reasonable directors’ fees, expenses and indemnities owing to directors of Holdings or any direct or indirect parent of Holdings, and to pay customary and reasonable salary and bonuses of any officers or employees of Holdings or any direct or indirect parent of Holdings, in each case, (i) to the extent incurred in the ordinary course of business, (ii) to the extent related to the parent entity’s ownership of the Borrower and its Subsidiaries and (iii) in order to permit such parent entity to make such payments;

(k)            if the Investors or their Affiliates shall have made direct or indirect cash equity contributions to the Borrower to fund any Permitted Acquisitions, and such Permitted Acquisition or expenditure is not made within ten (10) Business Days after receipt of such equity contributions, the Borrower may return such equity contributions to such Investors or their Affiliates either directly or indirectly by distribution to Holdings for redistribution to any Parent Company to effect such return of contributions;

(l)             to the extent constituting a Restricted Payment, the issuance of Disqualified Equity Interests to the extent not prohibited by Section 7.1; and

(m)           the payment of any dividend or other distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.5.

To the extent that Holdings or its Subsidiaries are permitted to make any Restricted Payments pursuant to this Section 7.5, the same may be made as a loan or advance to the recipient thereof, and in such case the amount of such loan or advance so made shall reduce the amount of Restricted Payments that may be made by Holdings and its Subsidiaries in respect thereof.

Section 7.6            Contracts with Affiliates. Enter into any contract, agreement or business arrangement with any of its Affiliates (other than any Loan Party or Subsidiary of a Loan Party) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, or make any payment of any management, advisory, casualty or similar fees to any Investor or any other Affiliate of Holdings or any of its Subsidiaries (other than any Loan Party or a Subsidiary of a Loan Party); provided, however, that the foregoing shall not operate to prevent:

(a)            transactions and arrangements (including with respect to fee reimbursements and indemnities) with Affiliates otherwise permitted by this Agreement;

(b)            the Closing Date Transactions and the payment of fees and expenses related to the Closing Date Transactions on or about the Closing Date to the extent disclosed in writing to the Administrative Agent prior to the Closing Date;

(c)            the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Affiliate of the Borrower (including any Person that becomes an Affiliate as a result of such issuance or transfer) or any former, current or future officer, director, members of management, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Loan Party or any of its Subsidiaries;

(d)            Restricted Payments permitted by Section 7.5;

(e)            employment and severance arrangements, agreements in respect of expense reimbursement, fees and indemnification and confidentiality agreements between the Loan Parties, their Subsidiaries and their respective directors, officers, members of management and employees in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements and any expense reimbursement obligations owing by any Loan Party or their respective Subsidiaries to Parent or any Investor or any of their respective directors, officers, members of management and employees in the ordinary course of business;

(f)             (i) so long as no Specified Event of Default shall exist or would result therefrom, the Borrower and its Subsidiaries may pay management fees to ATN pursuant to the Management Agreement; provided, that any management fees accrued under the Management Agreement and not paid pursuant to this Section 7.6(f)(i) in a fiscal year shall be permitted to be paid in any subsequent fiscal year, subject to the other terms of this Agreement (for the avoidance of doubt, nothing herein shall prohibit the accrual of any such fees under the terms of the Management Agreement), and (ii) the Borrower and its Subsidiaries may reimburse reasonable out-of-pocket costs and expenses and make customary indemnification payments to ATN and/or its Affiliates, in each case required to be paid pursuant to the Management Agreement (it being understood and agreed that any costs and expenses or payments that would be required to be reimbursed to ATN pursuant to the Management Agreement but are instead paid directly to a third party Affiliate shall for purposes hereof be deemed to be paid to such agreement) (for the avoidance of doubt, it being understood and agreed that such amounts in the case of this Section 7.6(f)(ii) may be paid at any time regardless of whether a Default or Event of Default has occurred and is continuing hereunder);

(g)            transactions and arrangements with ATN and/or its Affiliates that, when such transactions and arrangements (including unrelated transactions and arrangements) are taken as a whole, are not are not less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other;

(h)            any such transaction involving payments that are less than $500,000 in the aggregate for such transaction;

(i)             (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements, in each case of this clause (i), entered into in the ordinary course of business.

Section 7.7            Financial Covenants.

(a)            Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the last day of each fiscal quarter of Holdings ending during the periods specified below to be greater than:

From and Including	To and Including	Consolidated Total Net Leverage Ratio Shall Not Be Greater Than:
The fiscal quarter ending September 30, 2024	The fiscal quarter ending June 30, 2027	4.75:1.00
The fiscal quarter ending September 30, 2027	The fiscal quarter ending June 30, 2028	4.50:1.00
The fiscal quarter ending September 30, 2028	The fiscal quarter ending June 30, 2029	4.25:1.00

(b)            Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of Holdings beginning with the fiscal quarter ending September 30, 2024 to be less than 1.25:1.00.

Section 7.8            Limitation on Restrictions. Create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Loan Party or Subsidiary to (i) pay dividends or make any other distributions on any Equity Interests owned by a Loan Party or any Subsidiary, (ii) pay or repay any Indebtedness owed to any Loan Party or any Subsidiary, (iii) make loans or advances to any Loan Party or any Subsidiary, (iv) transfer any of its Property to any Loan Party or any Subsidiary, (v) encumber or pledge any of its assets to or for the benefit of the Administrative Agent, or (vi) guaranty the Secured Obligations; provided that, the foregoing shall not prevent:

(a)            restrictions contained in any Loan Document;

(b)            restrictions binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary or is acquired in connection with a Permitted Acquisition, so long as, in each case, such restrictions were not entered into in contemplation of such Permitted Acquisitions;

(c)            customary restrictions that arise in connection with any disposition permitted by Section 7.3 applicable pending such disposition solely to the assets (including Equity Interests) subject to such disposition;

(d)            negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.1(d) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof;

(e)            customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(f)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(g)            customary restrictions arising in connection with cash or other deposits permitted under Section 7.1;

(h)            restrictions that apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over any Loan Party or any Subsidiary;

(i)             any restriction on the ability of a Loan Party to encumber or pledge any of its assets to or for the benefit of the Administrative Agent which is set forth in any instrument governing Indebtedness assumed in connection with a Permitted Acquisition, which restriction is not applicable to any Person, or the properties of any Person, other than the Person or the properties of a Person so acquired or the properties so acquired;

(j)             customary restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements in respect of joint ventures entered into in the ordinary course of business that prohibit or restrict the pledge or transfer of ownership interests in the relevant joint venture; and

(k)            any other restriction imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (j) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.9            Restrictions or Changes and Amendments. (a) Change its accounting policies, fiscal year or fiscal quarters from its present basis except to the extent required by GAAP, (b) without providing written notice to the Administrative Agent at least ten (10) days following (or such longer period as the Administrative Agent may agree) any, change the legal name, chief executive office, jurisdiction of formation or form of entity of any Loan Party, (c) amend or change its Organization Documents or the Management Agreement in each case in a manner materially adverse to the Lenders, it being understood that an increase in the management fees payable to ATN under the Management Agreement shall be materially adverse to the Lenders, (d) amend or change any other Material Agreement in a manner that could reasonably be expected to have a Material Adverse Effect, or (e) amend or modify any Indebtedness subject to subordination provisions for the benefit of Administrative Agent and Lenders in a manner prohibited by the applicable intercreditor or subordination agreement.

Section 7.10          Change in the Nature of Business. Engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date other than any business or activity that is reasonably similar, complementary or ancillary to the general nature of the business engaged by it as of the Closing Date.

Section 7.11          Use of Proceeds. (a) Use the proceeds of any Credit Event, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; (b) directly or indirectly, use any Credit Event or the proceeds of any Credit Event, or lend, contribute or otherwise make available such Credit Event or the proceeds of any Credit Event to any Person, to fund any activities of or business with any Person, or in any jurisdiction subject to Sanctions Programs, that, at the time of such funding, is the subject of Sanctions Programs, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, a Lead Arranger, the Administrative Agent, an L/C Issuer or otherwise) of Sanctions Programs; or (c) directly or indirectly, use any Credit Event or the proceeds of any Credit Event for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

Section 7.12          Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction other than any Sale and Leaseback Transaction permitted under Section 7.3 so long as any Indebtedness or Liens arising from the leaseback are otherwise permitted under Sections 7.1 and 7.2, respectively.

Section 7.13          Amendments and Payments of Subordinated Indebtedness and Earnouts .

(a)            Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment of principal or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of, or make any payment (in cash, in kind, by accrual and addition to the stated value thereof or otherwise) of interest with respect to, any Indebtedness that is subordinated to the Secured Obligations, other than (i) any prepayment, redemption, purchase, defeasance, cancellation or other satisfaction of any such Indebtedness to the extent cashless and made in the form of (A) substitute Permitted Refinancing of such Indebtedness or (B) unless such Indebtedness is owed to a Loan Party by a Subsidiary that is not a Loan Party, forgiveness of such Indebtedness; (ii) the conversion of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings, (iii) any payment of interest in kind, and (iv) any other payment, prepayment, redemption, purchase, defeasance, cancellation or other satisfaction of such Indebtedness so long as (A) at the time of making such prepayment, redemption, purchase, defeasance, cancellation or other satisfaction, no Event of Default shall have occurred and be continuing or would result therefrom and such payment is made in compliance with any subordination terms pertaining thereto and (B) on a Pro Forma Basis, immediately after giving effect to the making of such prepayment, redemption, purchase, defeasance, cancellation or other satisfaction, the Loan Parties shall be in compliance with the covenants in Section 7.7 recomputed as of the last day of the most recent LTM; provided that no payment of any kind in respect of any Indebtedness that is subordinated to the Obligations shall be made to the extent not otherwise permitted pursuant the subordination terms pertaining thereto.

(b)            Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of any of any Indebtedness that is subordinated to the Obligations in a manner that is material and adverse to the Lenders or in a manner not permitted by the subordination terms applicable thereto.

(c)            Make any payment with respect to any earn-out obligations and other earnouts or similar deferred payment obligations of a similar nature incurred in connection with Permitted Acquisitions or other Investments, other than payments in respect of such obligations so long as (i) no Event of Default has occurred and is continuing or would immediately arise after giving effect thereto and such payment is made in compliance with any subordination terms pertaining thereto and (ii) after giving pro forma effect to such payment, the Loan Parties shall be in compliance on a pro forma basis with the covenants set forth in Section 7.7 recomputed for the most recent LTM Period.

Section 7.14          Limitations on Holdings. Holdings shall not (a) hold any assets other than the Equity Interests of the Borrower or cash or property received in connection with Restricted Payments made in accordance with Section 7.5 pending application thereof by Holdings, (b) have any material liabilities other than (i) the liabilities under the Loan Documents, (ii) tax liabilities in the ordinary course of business, (iii) loans and advances permitted under Section 7.4 and (iv) corporate, administrative and operating expenses in the ordinary course of business or (c) engage in any business other than (i)  owning the Equity Interests of Alaska Communications Systems Group and activities incidental or related thereto, (ii) acting as a party to the Loan Documents and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, (iii) direct or indirect ownership of the Equity Interests of the Borrower and the Subsidiaries, (iv) activities incidental to the maintenance of its organizational existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (v) performance of its obligations under the Loan Documents to which it is a party, (vi) the participation in tax, accounting and other administrative matters as a member of a consolidated, combined or similar group of companies including the Loan Parties, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (vii) the performance of obligations under and compliance with its Organization Document or any applicable Law, (viii) the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable, (ix) the making of Investments and dispositions to the extent not prohibited by this Agreement and the making of Restricted Payments to the extent not prohibited by this Agreement, (x) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions as and to the extent not prohibited by this Agreement (including in respect of Cure Amounts), (xi) purchasing Qualified Equity Interests of the Borrower, (xii) making capital contributions to the Borrower, (xiii) activities otherwise expressly permitted by this Agreement, (xiv) the entry into and performance of its obligations with respect to contracts and other arrangements in connection with businesses and activities permitted under this Section 7.14, including the providing of indemnification to officers, managers, directors and employees and (xv) activities incidental to the businesses or activities described in clauses (i)-(xiv) above.

Section 7.15          Communications Authorizations. No Loan Party shall (i) operate its businesses other than in accordance in all material respects with the Communications Laws and FCC Authorizations and PUC Authorizations, (ii) fail to file any material report or application or pay any material regulatory, filing or franchise fee pertaining to the business which is required under the Communications Laws to be filed with or paid to the FCC, any PUC or any other Governmental Authority except for any such failure that could not reasonably be expected to have a Material Adverse Effect or (iii) knowingly take any action that would or could cause the FCC, any PUC or any other Governmental Authority, to institute any proceedings for the cancellation, revocation, non-renewal or material adverse modification of any of the FCC Authorizations or PUC Authorizations or knowingly take or permit to be taken any other action within its reasonable control that would or reasonably could be expected to result in material non-compliance with the requirements of the Communications Laws if, in any case, to take or permit to be taken any such action could reasonably be expected to have a Material Adverse Effect.

Section 8     Events of Default and Remedies.

Section 8.1            Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)            any Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or fails to deposit any funds as Cash Collateral in respect of L/C Obligations or (iii) within five (5) days after the same becomes due, or any other amount payable hereunder or under any other Loan Document;

(b)            any default in the observance or performance of any covenant set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(e) (solely with respect to a notice of Default or Event of Default), 6.7(a) (solely with respect to the Loan Parties), 6.8, 6.9 or Section 7; provided, that an Event of Default under Section 7.7 shall be subject to cure pursuant to Section 8.4 in accordance with the terms thereof;

(c)            any default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after written notice of such default is given to the Borrower by the Administrative Agent;

(d)            any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof and, in the case only of any representation or warranty made after the Closing Date that is capable of being cured, such representation or warranty shall continue to remain untrue in any material respect for a period of thirty (30) days after written notice thereof is given to the Borrower by the Administrative Agent;

(e)            (i) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or (ii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent in any Collateral purported to be covered thereby (other than as a result of any omission or inaction by the Administrative Agent) except as expressly permitted by the terms thereof or the terms of this Agreement, or (iii) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)             any Loan Party or Subsidiary of a Loan Party (i) fails to make a payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such payment is not made within any applicable grace period, in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement or indenture) for purposes of this clause (i) in excess of the Threshold Amount (other than Indebtedness hereunder) or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness in excess of the Threshold Amount or contained in any instrument or agreement, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become immediately due and payable, repurchase, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of, or a casualty or condemnation event in respect of, the property securing such Indebtedness if such Disposition or casualty or condemnation event is permitted hereunder;

(g)            any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party or Subsidiary of a Loan Party, or against any of its Property, in an aggregate amount in excess of the Threshold Amount (except to the extent covered by independent third-party insurance pursuant to which the insurer has been notified of the claim and does not dispute coverage and except to the extent covered by an appeal bond, for which such Loan Party has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party to enforce any such judgment;

(h)            the occurrence of (i) an ERISA Event with respect to a Plan or a Multiemployer Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect, or (ii) any event that could reasonably be expected to result in the imposition of a Lien under Sections 430(k) or the Code or Section 303 or 4068 of ERISA on any assets of a Loan Party or a Subsidiary of a Loan Party which could reasonably be expected to result in a Material Adverse Effect;

(i)             any Change of Control shall occur;

(j)             any Loan Party or Subsidiary of a Loan Party shall (i) have instituted against it any proceeding under any Debtor Relief Law without its consent and such proceeding continues undismissed or unstayed for a period of sixty (60) days, or an order for relief is entered in any such proceeding, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under any Debtor Relief Law to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law, or make a proposal to its creditors or file notice of its intention to do so, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in clauses (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);

(k)            a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against any Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l)             any federal, state or local Governmental Authority takes any action which would reasonably be expected to result in the expropriation or condemnation of all or any substantial portion of the assets of Borrower, any other Loan Party, or any other Subsidiaries of Borrower, and such action could reasonably be expected to result in a Material Adverse Effect;

(m)           any FCC Authorization or PUC Authorization that is material to the business of the Borrower and its Subsidiaries shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended, or modified or shall no longer be in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect;

(n)            any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of the Threshold Amount (excluding customary deductible thresholds established in accordance with historical past practices); or

(o)            the Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute “senior obligations” (or analogous term) under any subordination or intercreditor agreement or any subordination or intercreditor provisions of any document or instrument evidencing the applicable Indebtedness (collectively, “Subordination Provisions”), or any Subordination Provisions being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto or obligated thereon, in each case, with respect to any Indebtedness in excess of $2,000,000 that is contractually subordinated to the Obligations.

Section 8.2            Non-Bankruptcy Defaults. When any Event of Default exists other than those described in Sections 8.1(j) or 8.1(k), the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately Cash Collateralize 102.0% of the then outstanding amount of all L/C Obligations, and the Borrower agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3            Bankruptcy Defaults. When any Event of Default described in Sections 8.1(j) or 8.1(k) exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower), the Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrower shall immediately Cash Collateralize 102.0% of the then outstanding amount of all L/C Obligations, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4            Equity Cure.

(a)            Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails (or, but for the operation of this Section 8.4, would fail) to comply with the requirements of the covenants set forth in Section 7.7 as of the end of any fiscal quarter, then until the expiration of the tenth (10th) Business Day subsequent to the date the Compliance Certificate calculating the covenants set forth in Section 7.7 is required to be delivered pursuant to Section 6.1(c) for such fiscal quarter, Holdings shall have the right to issue Equity Interests (which Equity Interests will be common Equity Interests), indirectly through Parent, to the Investors for cash, or otherwise receive cash contributions to its capital from the Investors, and, in each case, to contribute any such cash as common equity to the capital of the Borrower (collectively, the “Cure Right”). During such 10-Business Day period, the Administrative Agent and the Lenders agree that no actions may be taken in respect of the exercise of remedies under Sections 8.2 or 8.3 or under any other provision of this Agreement or any other Loan Document solely in respect of such failure to comply with the requirements set forth in Section 7.7. Upon the receipt by the Borrower of such cash (the “Cure Amount”), the Borrower shall recalculate the covenants set forth in Section 7.7 giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased for such fiscal quarter, solely for the purpose of measuring the covenants set forth in Section 7.7, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 7.7, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Section 7.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 7.7 that had occurred shall be deemed cured for the purposes of this Agreement.

(b)            Notwithstanding anything herein to the contrary, (i) the Cure Right shall not be exercised in more than two (2) fiscal quarters during each four (4) fiscal quarter period, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable financial covenants in Section 7.7, (iii) no Indebtedness repaid with the proceeds of an equity issuance or contribution effected in connection with the exercise of a Cure Right pursuant to this Section 8.4 shall be deemed repaid for the purposes of calculating the applicable financial covenants specified in Section 7.7 for the fiscal quarter for which the cure is being exercised; provided, that any such Indebtedness repaid shall be taken into account for purposes of calculating the applicable financial covenants specified in Section 7.7 for subsequent fiscal quarters following the fiscal quarter during which such Cure Right is exercised, (iv) the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under any covenant in Section 7, the calculation of the Applicable Margin at any time and/or compliance with (or meeting any required threshold under) the financial covenants set forth in Section 7.7 on a Pro Forma Basis for any other purpose of this Agreement, (v) the Cure Right may be exercised no more than five (5) times during the term of this Agreement and (vi) no Loans shall be required to be repaid with any Cure Amount (provided, that the Borrower may elect to repay Loans with such proceeds subject to clause (iii) above). For the avoidance of doubt, the Lenders shall not be required to advance Loans or to permit the Borrower to continue or convert Term SOFR Loans during such time any Defaults exists that may be cured with the Cure Right, and until it is cured pursuant to the foregoing, an Event of Default shall be deemed to exist for all other purposes of this Agreement and the Loan Documents.

Section 8.5            Government Approval. During the continuance of an Event of Default, each Loan Party agrees to use reasonable efforts to assist in obtaining any approval of the FCC, any applicable PUC and any other Governmental Authority that is then required under the Communications Laws or other Laws or if the Administrative Agent has commenced the exercise of its rights and remedies under Section 8.2 or Section 8.3, is required in order to permit the Administrative Agent to exercise its rights and remedies under the Loan Documents. Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, neither the Administrative Agent nor any Lender shall take any action that would constitute an assignment or transfer of control of any FCC Authorization or PUC Authorization issued to or otherwise held by any Loan Party if such assignment or transfer of control would require, under the existing law (including Communications Law), the prior application to and approval of, or notice to, the FCC or PUC, applicable, without first obtaining such application and obtaining such approval of, or providing the required notice to, the FCC or PUC, notify the FCC or PUC, as applicable, of the consummation of such assignment or transfer or control (to the extent required to do so).

Section 8.6            Appointment of Receiver. To enforce the provisions of Section 8.5, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC, applicable PUC or other Governmental Authority approval for an involuntary transfer of control of each such FCC Authorization, PUC Authorization or other governmental approval for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred, subject to the receipt of any approvals required under the Communications Laws for such transfer (including, if applicable, approvals for the assignment of any FCC Authorization or PUC Authorization to such bona fide purchaser). Each Loan Party hereby agrees to authorize such an involuntary transfer of control upon the request of the receiver so appointed, and, if such Loan Party shall refuse to authorize the transfer, its approval may be required by the court. Because each Loan Party agrees that the Administrative Agent’s remedy at law for failure of such Loan Party to comply with the provisions of this subsection and Section 8.5 would be inadequate and that such failure would not be adequately compensable in damages, such Loan Party agrees that the covenants contained in this subsection may be specifically enforced, and such Loan Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Section 9     Change in Circumstances and Contingencies.

Section 9.1            Tranche Rate Breakage Fee; Funding Indemnity. If any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Term SOFR Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements, the performance of any foreign exchange contract or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 11.2(b) and any foreign exchange losses, but excluding any loss of profit) as a result of:

(a)            any payment, prepayment or conversion of a Term SOFR Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)            any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Term SOFR Loan or Swing Loan, or to convert a Base Rate Loan into a Term SOFR Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.5(a), other than as a result of the application of Sections 9.2 or 9.3,

(c)            any failure by the Borrower to make any payment of principal on any Term SOFR Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)            any acceleration of the maturity of a Term SOFR Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder, or then, upon the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense, including foreign exchange losses. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 9.2            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund or charge interest with respect to any extension of credit hereunder, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.2.

Section 9.3            Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, SOFR or Successor Rates.

(a)            If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 9.3(b), and the circumstances under clause (i) of Section 9.3(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 9.3(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective applicable Interest Period.

(b)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if any of the circumstances described in Section 9.3(b)(i) or 9.3(b)(ii)  has occurred with respect to a Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Successor Rate in accordance with this Section 9.3(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternative benchmark rate, giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate hereunder. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time the Required Lenders have provided written notice of their objection to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and the Lenders of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent with the consultation of the Borrower.

In connection with the implementation and administration of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Notwithstanding anything to the contrary herein, if the Successor Rate would be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate, any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 9.4            Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any lending office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loan held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in Sections 9.4(a) or 9.4(b) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section 9.4 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 9.4 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 9.5            Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 9.6            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.10.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.13 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lender; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.5; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and to be released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligation with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 4.5; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or as directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Percentages under the applicable Credit prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 9.6(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 9.6(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive the Commitment Fee or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive any L/C Participation Fee and amounts owed to it during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.5.

(C)            With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate principal amount of Revolving Loans and participating interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 4.5.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 9.6(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Swing Loans/ Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) an L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 10     The Administrative Agent.

Section 10.1          Appointment and Authorization of Administrative Agent. Each Lender and each L/C Issuer hereby appoints Bank of America to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions, except as provided in Sections 10.7 and 10.13(c). It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2          Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with any Loan Party or any Affiliate of any Loan Party as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

Section 10.3          Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.10) shall be binding upon all the Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender. If the Administrative Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c)            Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the creation, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, or (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

(d)            Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form reasonably satisfactory to the Administrative Agent.

Section 10.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credits as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.7          Resignation of Administrative Agent and Successor Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $200,000,000 and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrower’s consent (which shall not be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)            Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section 10.7 shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations pursuant to Section 2.3(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a retiring L/C Issuer, (ii) such retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (iii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.8          L/C Issuers and Swing Line Lender. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. Each L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 10, included each such L/C Issuer and the Swing Line Lender, with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 10.9          Hedging Liabilities, Bank Product Liabilities and Designated Letter of Credit Liabilities. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 11.9, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 2.9 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 10.10        No Other Duties; Designation of Additional Agents. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or other titled agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuers hereunder.

Section 10.11        Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty. The Lenders, such Affiliates of the Lenders or the Administrative Agent who may enter into an agreement creating Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities pursuant to Section 10.9, and the L/C Issuers irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents and each Guaranty Agreement on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents or any Guaranty Agreement as the Administrative Agent considers appropriate. Each Lender and each L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and each Guaranty Agreement upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent (in the manner provided for in the relevant Loan Documents) shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty Agreement or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents or any Guaranty Agreement; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 10.12        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated, unless directed by the Required Lenders in accordance with the terms of the Loan Documents), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, and the Administrative Agent under Sections 2.12 and 11.12(a)) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.12(a). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

Section 10.13        Collateral and Guaranty Matters.

(a)            The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents (including, for the avoidance of doubt, in connection with any Sale and Leaseback Transaction permitted pursuant to this Agreement), (C) upon any property becoming Excluded Property or (D) subject to Section 11.10, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(e);

(iii)          to release any Guarantor from its obligations under its Guaranty Agreement if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents that results in all or substantially all of the Equity Interests of such Person being subject to a Disposition; and

(iv)          to reduce or limit the amount of the Indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 10.13.

(b)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)            In each case as specified in Section 10.13(a), the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such items of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the applicable Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.13.

Section 10.14        Credit Bidding.

(a)            The Administrative Agent, on behalf of itself and the Lenders, shall have the right, at the election of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or any other Debtor Relief Law, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Laws.

(b)            Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action or exercise any right that it might otherwise have under applicable Laws to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 10.15        ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.16        Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Section 11     Miscellaneous.

Section 11.1          Taxes.

(a)            Definitions. For purposes of this Section 11.1, the term “Lender” includes an L/C Issuer and the term “applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 11.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 11.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 11.1(e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 11.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Administrative Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to this Section 11.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.1 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 11.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 11.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Survival. Each party’s obligations under this Section 11.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.2          Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 9.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.4 or Section 11.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 9.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 11.2(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 9.4 or Section 11.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 9.4 or payments required to be made pursuant to Section 11.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

Each party hereto agrees that (i) an assignment required pursuant to this Section 11.2 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 11.3          No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, any L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuers, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.4          Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 11.5          Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or any L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit that have been Cash Collateralized) remain unpaid hereunder.

Section 11.6          Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuers of amounts sufficient to protect the yield of the Lenders and the L/C Issuers with respect to the Loans and Letters of Credit, including, but not limited to, Sections 9.1, 9.4, 11.12 and 11.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit that have been Cash Collateralized).

Section 11.7          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this clause (ii) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Loan Party (as to which the provisions of this clause (ii) shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. This Section 11.7 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

Section 11.8      Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 11.8; and

(ii)           if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.8(b) below, shall be effective as provided in said Section 11.8(b).

(b)            Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Section 2.3(f) or Section 2.5 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(d)        Platform.

(i)            Each Loan Party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the L/C Issuers and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and Lender or an L/C Issuer by means of electronic communications pursuant to this Section 11.8, including through the Platform.

Section 11.9      Successors and Assigns; Assignments and Participations.

(a)        Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.9(b) below, (ii) by way of participation in accordance with the provisions of Section 11.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.9(e) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each instance with respect to any Credit) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it (in each instance with respect to any Credit) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 11.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            In any case of an assignment not described in Section 11.9(b)(i)(A) above, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of the Term Credit or any Incremental Term Loan, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.9(b)(i)(B) above and, in addition:

(A)            the written consent of the Borrower (such consent with respect to proposed assignees that are not Disqualified Lenders not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof (other than with respect to a proposed assignment to a Disqualified Lender, which shall be invalid unless prior written consent shall have been received) and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credits;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for assignments in respect of (i) the Revolving Credit or any unfunded Commitments with respect to the Term Loans or Incremental Term Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Credit, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (ii) any Term Loans or Incremental Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the consent of the L/C Issuers and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to (A) Holdings, Borrower or any of Holdings’ Affiliates or Subsidiaries, (B) any Disqualified Lender, (C) any Defaulting Lender or any of its Subsidiaries, or (D) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.4 and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9(d) below.

(c)        Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s), Letter(s) of Credit or other Obligations of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or the Borrower or any of Holdings Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (ii) of the first proviso of Section 11.10 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.1, 9.4, and 11.1 (subject to the requirements and limitations therein, including the requirements under Section 11.1(g) (it being understood that the documentation required under Section 11.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 11.2 as if it were an assignee under Section 11.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 9.4 or Section 11.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.2(b) with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Certain Pledges. Subject to compliance with any applicable Laws, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)         Notwithstanding anything to the contrary herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, Bank of America may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of Bank of America as the Swing Line Lender. If Bank of America terminates the Swing Line, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.15. Notwithstanding anything to the contrary herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to Section 11.9(b), Bank of America may terminate its commitment pursuant to Section 2.3(a) to issue Letters of Credit. In the event of such termination of Bank of America’s commitment to issue Letters of Credit pursuant to Section 2.3(a), the Borrower shall be entitled to appoint another Lender to act as a successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of Bank of America as an L/C Issuer. If Bank of America terminates its commitment to issue Letters of Credit pursuant to Section 2.3(a), it shall retain all of the rights of an L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Participating Lenders to fund their Participating Interests in such Letters of Credit pursuant to Section 2.3(d).

(g)        Disqualified Lenders.

(i)            No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented in writing in its sole discretion to such assignment as otherwise contemplated by this Section 11.9, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), such assignee shall not retroactively be considered a Disqualified Lender. Any assignment in violation of this Section 11.9(g)(i) shall not be void, but the other provisions of this Section 11.9(g) shall apply.

(ii)           If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of Section 11.9(g)(i), the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans or Incremental Term Loans held by Disqualified Lenders, prepay such Term Loans or Incremental Term Loans, as applicable, by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans or Incremental Term Loans, as applicable, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.9), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans or Incremental Term Loans held by Disqualified Lenders.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)          The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Section 11.10      Amendments. Subject to Section 9.3, any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower and any applicable Loan Party, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, (d) if the rights or duties of an L/C Issuer are affected thereby, such L/C Issuer and (e) if the rights and duties of the Swing Line Lender are affected thereby, the Swing Line Lender; provided that:

(i)         no amendment or waiver pursuant to this Section 11.10 shall (A) increase or extend any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8) without the consent of such Lender or (B) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except (i) in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (ii) an amendment to any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder shall not be deemed to be a reduction of the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit, or any fees or other amounts payable hereunder or under any other Loan Document) or of any fee or other amounts payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii)        no amendment or waiver pursuant to this Section 11.10 shall, unless signed by each Lender adversely affected thereby, (A) change the definitions of Revolving Credit Termination Date, Term Loan Maturity Date or Required Lenders, (B) change the provisions of this Section 11.10, (C) release all or substantially all of the value of the Guaranty Agreements or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), (D) affect the number of Lenders required to take any action hereunder or under any other Loan Document, (E) change or waive Section 2.9(c) or any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders or (F) except to the extent permitted hereunder as of the Closing Date, subordinate (x) the Liens securing any of the Obligations to the Liens securing any other Indebtedness or (y) any Loans in contractual right of payment to any other Indebtedness;

(iii)       no amendment or waiver of any of the conditions to a Credit Event under the Revolving Credit contained in Section 3.2 shall be made without the consent of Lenders holding more than 50.0% of the aggregate Revolving Credit Commitments; and

(iv)       no amendment to Section 12 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Credit, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Credit, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the applicable Loan Parties, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iv) the Collateral Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent, the Borrower and the applicable Loan Parties without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Laws (including any foreign Law or regulatory requirement) or advice of local counsel, (B) to cure ambiguities, inconsistency, omissions, mistakes or defects, or (C) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents and (v) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent, the Borrower and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Section 11.11    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.12    Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, and their respective Affiliates (limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent, the Left Lead Arranger, and one local counsel and one regulatory counsel for each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions)), in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lead Arranger, any Lender, or any L/C Issuer (limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, the Lead Arrangers, the Lenders and the L/C Issuers taken as a whole (and, if necessary, one regulatory counsel and one local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of an actual or perceived conflict of interest among the Administrative Agent, the Lenders and the L/C Issuers, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of affected Persons similarly situated taken as a whole)), after the occurrence and during the continuance of any Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under any Debtor Relief Law involving any Loan Party or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.12, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (limited in the case of legal counsel to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees taken as a whole and, to the extent reasonably deemed necessary by the Indemnitees, one local and one regulatory counsel in each relevant jurisdiction and, solely, in the event of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Persons), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of Environmental Laws, the presence, Release or threatened Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or at any off-site location for which the Borrower or any of its Subsidiaries may be liable, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Related Indemnitee Parties, if the Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (y) results from a dispute solely among Indemnitees not arising out of any act or omission on the party of any Loan Party or any Affiliate of a Loan Party (other than against any Indemnitee solely in its capacity as Administrative Agent, an L/C Issuer, Swing Line Lender, Lead Arranger or any similar role in connection with the Loan Documents). This Section 11.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any Taxes.

(c)        Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, the Left Lead Arranger, an L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to such L/C Issuer or Swing Line Lender solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Revolver Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Left Lead Arranger or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender, the Left Lead Arranger or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 11.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        Payments. All amounts due under this Section 11.12 shall be payable promptly after demand therefor.

(f)        Survival. The obligations of the Borrower under this Section 11.12 shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 11.13    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.13 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.14    Governing Law; Jurisdiction; Etc.

(a)        Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the state of New York, without regard to conflicts of law provisions (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)        Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)        Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Laws, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or email) in Section 11.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

Section 11.15    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of Law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of Law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable. Without limiting the foregoing provisions of this Section 11.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or an L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.16    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 11.16 shall govern and control, (b) no Loan Party nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) no Loan Party nor any endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 11.17    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as Holdings has one or more Subsidiaries and as there are one or more Guarantors, respectively. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 11.18    Lender’s and L/C Issuers’ Obligations Several. The obligations of the Lenders and the L/C Issuers hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuers pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuers a partnership, association, joint venture or other entity.

Section 11.19    USA Patriot Act . Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party, information concerning its direct and indirect holders of equity interests and other Persons exercising control over it, and other information that will allow such Lender and such L/C Issuer to identify each Loan Party in accordance with the Patriot Act. The Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 11.20    Waiver of Jury Trial. Each of the Loan Parties, the Administrative Agent, the L/C Issuers and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this Section 11.20.

Section 11.21    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees, except with respect to any audit or examination conducted by such regulatory authority, to the extent permitted by applicable Law and such compulsory legal process, to use commercially reasonable efforts to inform the Borrower thereof), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person agrees, to the extent permitted by applicable Law and such compulsory legal process, to use commercially reasonable efforts to inform the Borrower thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.21, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (A) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuers and/or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders and (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Credits, (h) with the consent of the Borrower, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.21 or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates.

Notwithstanding the foregoing, the Loan Parties consent to the publication by the Administrative Agent, the L/C Issuers and the Lenders of any tombstones, press releases, advertising or other promotional materials (including via E-Transmission) relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent, such L/C Issuer or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review and comment prior to the publication thereof. The Loan Parties agree not to issue any press release or other public disclosure using the name or logo of or otherwise referring to the Administrative Agent, any L/C Issuer any Lender or any of their Affiliates, the Loan Documents, or any transaction contemplated thereby, without the Administrative Agent, the applicable L/C Issuer’s or applicable Lender’s prior consent, except to the extent required to do so under applicable Law and then only after consulting with the Administrative Agent, the applicable L/C Issuer or applicable Lender prior thereto. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section 11.21, “Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.22    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)        This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)       This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Recipient Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Recipient Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the L/C Issuers nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the L/C Issuers and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Recipient Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Recipient Party without further verification and (b) upon the request of the Administrative Agent or any Lender Recipient Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.. Neither the Administrative Agent, the L/C Issuers nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuers’ or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuers and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Each of the Loan Parties and each Lender Recipient Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender Recipient Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Recipient Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 11.23    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any Credit is available and until the Facility Termination Date. All such powers of attorney shall be for security.

Section 11.24    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an Affected Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.25    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)        As used in this Section 11.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12     The Guarantees.

Section 12.1      The Guarantees. To induce the Lenders and L/C Issuers to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, the L/C Issuers and their Affiliates that are parties to any document evidencing the Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liabilities, Bank Product Liabilities and Designated Letter of Credit Liabilities, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however that, with respect to any Guarantor, subject to Section 12.10, Hedging Liabilities guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2      Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)        any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)        any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities;

(c)        any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)        the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, any L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)        any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)         any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Secured Obligations;

(g)        any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities or any provision of applicable Law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities; or

(h)        any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, any L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3      Discharge Only upon Facility Termination Date; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Facility Termination Date. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4      Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the Facility Termination date, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuers (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5      Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations (other than any contingent obligations not due and owing and Letters of Credit that have been Cash Collateralized). During the existence of any Event of Default, subject to Section 12.4 above, any such indebtedness, obligation, or liability of the Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 12.

Section 12.6      Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, any L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 12.7      Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable Law, including fraudulent conveyance law.

Section 12.8      Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liabilities, Bank Product Liabilities or Designated Letter of Credit Liabilities, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 12.9      Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 12.10    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 12 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Section 12, voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.10 shall remain in full force and effect until discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.11    Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purpose hereinabove set forth as of the date first above written.

BORROWER:
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.,
a Delaware corporation

	By:	/s/ Breanna P. Schmidt
	Name:	Breanna P. Schmidt
	Title:	Treasurer

GUARANTORS:
Alaska Management, Inc.,
a Delaware corporation

	By:	/s/ Carlos Doglioli
	Name:	Carlos Doglioli
	Title:	Treasurer

ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF THE NORTHLAND, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF ALASKA, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF FAIRBANKS, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF ANCHORAGE, LLC,
a Delaware limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS WIRELESS, INC.,
an Alaska corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS LONG DISTANCE, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ALASKA COMMUNICATIONS INTERNET, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ALASKA COMMUNICATIONS LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS MESSAGING, INC.,
an Alaska corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS INFOSOURCE, INC.,
an Alaska corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS CABLE SYSTEMS, LLC,
a Delaware limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ALASKA COMMUNICATIONS SERVICES, INC.,
an Alaska corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF ALASKA LICENSE SUB, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF THE NORTHLAND LICENSE SUB, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF FAIRBANKS LICENSE SUB, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS OF ANCHORAGE LICENSE SUB, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS WIRELESS LICENSE SUB, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ACS LONG DISTANCE LICENSE SUB, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

CREST COMMUNICATIONS CORPORATION,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

WCI CABLE, INC.,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ALASKA NORTHSTAR COMMUNICATIONS, LLC,
a Delaware limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

NORTHSTAR LICENSE CORPORATION,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

WCIC HILLSBORO, LLC,
a Delaware limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

WCI LIGHTPOINT LLC,
a Delaware limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

NORTHERN LIGHTS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

WORLD NET COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ALASKA FIBER STAR, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ALASKA FIBER STAR LICENSE CORPORATION,
a Delaware corporation

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

TEKMATE, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

LOWER KUSKOKWIM FIBER, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

YUKON CONNECTIVITY, LLC,
an Alaska limited liability company

By:	/s/ Breanna P. Schmidt
Name:	Breanna P. Schmidt
Title:	Treasurer

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A.,
as the Administrative Agent

	By:	/s/ Erik M. Truette
	Name:	Erik M. Truette
	Title:	Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender and as an L/C Issuer

By:	/s/ Nick Meece
Name:	Nick Meece
Title:	Principal

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as a Lender

By:	/s/ Colin Donnarumma
Name:	Colin Donnarumma
Title:	Vice President

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Michelle Frederick
Name:	Michelle Frederick
Title:	Vice President

[Signature Page to Credit Agreement]

BMO BANK, N.A.,
as a Lender

By:	/s/ Leni Welsch
Name:	Leni Welsch
Title:	Director

[Signature Page to Credit Agreement]

COBANK ACB,
as a Lender

By:	/s/ Rachel G. Candler
Name:	Rachel G. Candler
Title:	Managing Director, Digital Infrastructure Group

[Signature Page to Credit Agreement]

BANK OF HOPE,
as a Lender

By:	/s/ Anthony Medovoy
Name:	Anthony Medovoy
Title:	SVP

[Signature Page to Credit Agreement]

NATIONAL COOPERATIVE BANK NA,
as a Lender

By:	/s/ Matthew Wright
Name:	Matthew Wright
Title:	Senior Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Nicolas Gitron-Beer
Name:	Nicolas Gitron-Beer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]